                                                FILED PURSUANT TO RULE 424(b)(5)
                                                 REGISTRATION NO. 333-77843
                                                                  333-77843-01


            Prospectus Supplement to Prospectus dated May 18, 1999.

                        8,000,000 Preferred Securities

                         Sempra Energy Capital Trust I

 8.90% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS(SM))*

                      (Liquidation Amount $25 per QUIPS)
         Fully and unconditionally guaranteed, as described herein, by

                                 Sempra Energy

                               ----------------

    A brief description of the 8.90% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS(SM)) can be found under "Summary Information--Q&A" in this prospectus supplement.

    Application has been made to list the QUIPS on the New York Stock Exchange. If the QUIPS are approved for listing, Sempra Energy expects trading of the QUIPS to begin within 30 days after they are first issued.

    See "Risk Factors" beginning on page S-8 to read about factors you should consider before buying the QUIPS.

                               ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                                         Per QUIPS    Total
                                                         --------- ------------
Initial public offering price(1)........................  $25.00   $200,000,000
Underwriting commissions to be paid by Sempra Energy....    (2)         (2)
Proceeds to Sempra Energy Capital Trust I...............  $25.00   $200,000,000

--------
(1) Plus accumulated distributions, if any, from the date of original issuance, which is expected to be February 23, 2000.

(2) Underwriting commissions of $0.7875 per QUIPS ($6,300,000 in the aggregate) will be paid by Sempra Energy.

                               ----------------

    The underwriters expect to deliver the QUIPS in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on February 23, 2000.

    * "QUIPS" and "QUIDS" are registered service marks of Goldman, Sachs & Co.

Goldman, Sachs & Co.
            Merrill Lynch & Co.
                             Morgan Stanley Dean Witter
                                                           Salomon Smith Barney
                         Electronic Syndicate Managers
Charles Schwab & Co., Inc.
                           PaineWebber Incorporated
                                                          Prudential Securities

                               ----------------

                Prospectus Supplement dated February 16, 2000.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference contain statements that are not historical fact and constitute "forward-looking statements." When words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions are used, or when strategy or plans are discussed, forward-looking statements are being made. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Sempra Energy's future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

  . national, international, regional and local economic, competitive and regulatory conditions and developments;

  .   capital market conditions, inflation rates and interest rates;

  . energy markets, including the timing and extent of changes in commodity prices;

  .   weather conditions;

  .   business, regulatory and legal decisions;

  . the pace of deregulation of retail natural gas and electricity delivery;

  .   technological developments;

  .   the timing and success of business development efforts; and

  . other uncertainties, all of which are difficult to predict and many of which are beyond the Trust's and Sempra Energy's control.

    You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Sempra Energy's Annual Report on Form 10-K for the year ended December 31, 1998 and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under "Where You Can Find More Information" in the accompanying prospectus.

                            SUMMARY INFORMATION--Q&A

    The following information supplements, and should be read together with, the information contained in the accompanying prospectus. This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand the 8.90% Cumulative Quarterly Income Preferred Securities, Series A (QUIPSSM) (the "Series A QUIPS"). You should carefully read this prospectus supplement and the accompanying prospectus, and the information they incorporate by reference, to understand fully the terms of the Series A QUIPS as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Series A QUIPS. You should pay special attention to the "Risk Factors" section beginning on Page S-8 of this prospectus supplement to determine whether an investment in the Series A QUIPS is appropriate for you.

What are the Series A QUIPS?

    Each Series A QUIPS represents an undivided beneficial interest in the assets of Sempra Energy Capital Trust I (the "Trust"). Each Series A QUIPS will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The Trust is offering 8,000,000 Series A QUIPS at a price of $25 for each Series A QUIPS.

Who is the Trust?

    The Trust is a Delaware business trust. Its principal offices are located at 101 Ash Street, San Diego, California 92101 and its telephone number is
(619) 696-2034.

    The Trust will sell its Series A QUIPS to the public and all of its Series A common securities (the "Series A Common Securities") to Sempra Energy. The Trust will use the proceeds from these sales to buy the 8.90% Subordinated Deferrable Interest Notes, Series A, due February 23, 2030 (QUIDSSM) (the "Series A QUIDS") of Sempra Energy with the same financial terms as the Series A QUIPS. Sempra Energy will guarantee payments on the Series A QUIPS as described below.

    The Bank of New York will act as property trustee (the "Property Trustee") of the Trust. Three officers of Sempra Energy also will act as trustees (the "Regular Trustees") of the Trust. The Bank of New York (Delaware) will be an additional trustee (the "Delaware Trustee") of the Trust. The Bank of New York also will act as trustee (the "Subordinated Indenture Trustee") under the Subordinated Indenture, as supplemented (the "Subordinated Indenture"), pursuant to which the Series A QUIDS will be issued and will act as trustee (the "Guarantee Trustee") under a Guarantee Agreement with Sempra Energy in respect of the Series A QUIPS (the "Series A QUIPS Guarantee"). The Property Trustee, Delaware Trustee and Regular Trustees are sometimes referred to as the "Securities Trustees."

Who is Sempra Energy?

    Sempra Energy, based in San Diego, is a Fortune 500 energy services company. Sempra was formed in connection with a business combination of Pacific Enterprises and Enova Corporation in which the shareholders of the two companies became shareholders of Sempra Energy. The combination was completed and Sempra Energy shares began trading in June 1998.

    Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, Sempra Energy serves over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. Natural gas service is provided throughout Southern California and portions of Central California through over 5.5 million active meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters.

    Through other subsidiaries, Sempra Energy also provides other energy-related products and services. These subsidiaries include Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International and Sempra Energy Resources.

    The principal executive offices of Sempra Energy are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2034.

When will you receive quarterly distributions?

    If you purchase the Series A QUIPS, you are entitled to receive cumulative cash distributions at an annual rate of 8.90% of the liquidation amount of $25 per Series A QUIPS. Distributions will accumulate from the date the Trust first issues the Series A QUIPS and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2000.

When can payment of your distributions be deferred?

    So long as no event of default under the Subordinated Indenture ("Subordinated Indenture Event of Default") has occurred and is continuing, Sempra Energy can, on one or more occasions, defer interest payments on the Series A QUIDS for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the Series A QUIDS, which is February 23, 2030, subject to extension as described below.

    If Sempra Energy defers interest payments on the Series A QUIDS, the Trust will also defer distributions on the Series A QUIPS. During this deferral period, distributions will continue to accumulate on the Series A QUIPS at an annual rate of 8.90% of the liquidation amount of $25 per Series A QUIPS. Also, the deferred distributions will themselves accumulate additional distributions, compounded quarterly, at an annual rate of 8.90%, to the extent permitted by law. If Sempra Energy makes all deferred interest payments on the Series A QUIDS, with accrued interest, it can again defer interest payments on the Series A QUIDS.

    During any period in which Sempra Energy defers interest payments on the Series A QUIDS, with limited exceptions, Sempra Energy will not be permitted to:

  . pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock; or

  . make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equally with or junior to the Series A QUIDS; or

  . make any guarantee payments with respect to any guarantee by it of debt securities of any of its subsidiaries if the guarantee is equal to or junior in right of payment to the Series A QUIDS.

    If Sempra Energy defers payments of interest on the Series A QUIDS, the Series A QUIDS will, from the time of deferral, be treated as having been reissued with original issue discount ("OID") for United States federal income tax purposes. This means that you will be required to accrue interest income and include the amounts of this income in your gross income for United States federal income tax purposes even though you will not have received any cash distributions relating to this interest income, and even though you may use the cash method of accounting. See "Material United States Federal Income Tax Considerations--Interest Income and Original Issue Discount" in this prospectus supplement.

When can the Trust redeem the Series A QUIPS?

    The Trust must redeem all of the outstanding Series A QUIPS and Series A Common Securities when the Series A QUIDS are paid at maturity on February 23, 2030, which maturity may be shortened or extended as described under the captions "Description of the Series A QUIPS--Redemption" and "Description of the Series A QUIDS--Stated Maturity" in this prospectus supplement. In addition, if Sempra Energy redeems any Series A QUIDS before their maturity, the Trust will use the cash it receives from the redemption to redeem, on a pro rata basis, Series A QUIPS and Series A Common Securities (collectively, the "Series A Trust Securities") having a combined liquidation amount equal to the principal amount of the Series A QUIDS redeemed.

    Sempra Energy can redeem some or all of the Series A QUIDS before their maturity at 100% of their principal amount on one or more occasions any time on or after February 23, 2005. Sempra Energy also has the option to redeem the Series A QUIDS, in whole, but not in part, at any time if specific changes in tax or investment company law occur and other conditions are satisfied, as more fully described under "Description of the Series A QUIDS--Optional Redemption." In any case, Sempra Energy will pay accrued interest to the date of redemption.

What is Sempra Energy's guarantee of the Series A QUIPS?

  Sempra Energy will guarantee the Series A QUIPS based on its obligations under:

  . the Series A QUIPS Guarantee, which guarantees the Trust's obligation to pay distributions on the Series A QUIPS; and

  .   the Amended and Restated Declaration of Trust (the "Declaration").

    The payment of distributions on the Series A QUIPS is guaranteed by Sempra Energy under the Series A QUIPS Guarantee, but only to the extent the Trust has funds legally and immediately available to make distributions. See "Description of the Series A QUIPS--Status of the Series A QUIPS Guarantee" in this prospectus supplement and "'Description of Preferred Securities Guarantees" in the accompanying prospectus.

    Sempra Energy's obligations under the Series A QUIPS Guarantee are:

  . equal in rank with any other preferred securities guarantee similar to the Series A QUIPS Guarantee issued by Sempra Energy on behalf of the holders of preferred securities issued by any other trust established by Sempra Energy or its affiliates;

  . subordinate and junior in right of payment to all of its other liabilities, except those that rank equally or are subordinated by their terms;

  . equal with any guarantee now or hereafter issued by Sempra Energy in respect of the most senior preferred or preference stock now or hereafter issued by Sempra Energy, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

  .   senior to Sempra Energy's common stock.

When could the Series A QUIDS be distributed to you?

    Sempra Energy has the right to dissolve the Trust at any time. If Sempra Energy dissolves the Trust, the Trust will liquidate by distributing the Series A QUIDS to holders of the Series A Trust Securities on a pro rata basis. If the Series A QUIDS are distributed, Sempra Energy will use its best efforts to list the Series A QUIDS on the New York Stock Exchange or any other exchange on which the Series A QUIPS are then listed in place of the Series A QUIPS. For a discussion of Sempra Energy's ability to distribute the Series A QUIDS, see "Description of the Series A QUIPS--Exchange of Series A QUIPS for Series A QUIDS" and "--Liquidation Distribution Upon Dissolution" in this prospectus supplement.

Will the Series A QUIPS be listed on a stock exchange?

    Application has been made to list the Series A QUIPS on the New York Stock Exchange. If approved, trading of the Series A QUIPS is expected to begin within 30 days after they are first issued.

Will holders of the Series A QUIPS have any voting rights?

    Generally, the holders of the Series A QUIPS will not have any voting rights. See "Description of Series A QUIPS--Voting Rights; Amendment of the Declaration" in this prospectus supplement.

In what form will the Series A QUIPS be issued?

    The Series A QUIPS will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your Series A QUIPS and that your broker will maintain your position in the Series A QUIPS. Sempra Energy expects that the Series A QUIPS will be ready for delivery through The Depository Trust Company on or about February 23, 2000.

                              Recent Developments

Recently Announced Results of Operations of Sempra Energy for Fiscal 1999.

    On January 26, 2000, Sempra Energy reported unaudited earnings for the year ended December 31, 1999 of $394 million, or $1.66 per diluted share, an increase of 34% from $294 million, or $1.24 per diluted share, for the year 1998. Excluding nonrecurring items, unaudited earnings in 1999 rose to $408 million, or $1.72 per diluted share, an increase of 7.7%, from $379 million, or $1.60 per diluted share, in 1998.

    Sempra Energy reported unaudited fourth quarter 1999 earnings of $105 million, or $0.44 per diluted share, an increase of 24% from $85 million, or $0.36 per diluted share, for the fourth quarter of 1998 (or, excluding nonrecurring items, an increase of 18% from $89 million, or $0.38 per diluted share in 1998).

    Sempra Energy's revenues increased 8.7% to $5.4 billion for the full-year ended December 31, 1999, compared to $5.0 billion in 1998.

Tender Offer by Sempra Energy for Shares of its Common Stock.

    On January 26, 2000, Sempra Energy commenced a self-tender offer to purchase 36,000,000 shares of its common stock, including the associated preferred stock purchase rights, or any lesser number of shares that shareholders properly tender in the tender offer at prices at or below the $20.00 per share maximum price Sempra Energy is offering in the tender offer. Sempra Energy's obligation to accept for payment, purchase or pay for any shares tendered depends upon a number of conditions, including its having obtained approximately $700 million of long-term financing on terms and conditions satisfactory to it, in its sole judgement.

    Sempra Energy is conducting the tender offer through a procedure commonly called a modified "Dutch Auction." This procedure allows shareholders to select the price within a specified range at which they are willing to sell their shares. The price range for the offer is $17.50 to $20.00 for each share of common stock. Sempra Energy will determine the lowest single per share price within the price range that will allow it to purchase 36,000,000 shares, or if fewer shares are tendered, all shares properly tendered. The tender offer expires at 5:00 p.m., New York City time, on Friday, February 25, 2000, unless Sempra Energy extends the offer. The scheduled expiration date is after the expected completion of this offering of the Series A QUIPS by the Trust and the concurrent offering of approximately $500 million of senior notes of Sempra Energy. As a result, Sempra Energy does not know the total amount that will be required to purchase shares of its common stock. In the tender offer, Sempra Energy has reserved the right to increase the number of shares it may purchase and to raise the maximum purchase price it may pay.

    Assuming Sempra Energy purchases 36,000,000 shares pursuant to the tender offer at a purchase price of $20.00 per share, Sempra Energy expects the maximum aggregate cost, including fees and expenses applicable to the tender offer, will be approximately $734 million. Sempra Energy intends to finance $700 million of this amount on a long-term basis primarily through a combination of the sale of $200 million of Series A QUIPS, and the concurrent offering of approximately $500 million of senior notes of Sempra Energy. Sempra Energy intends to obtain any additional funds needed for the purchase of common stock in the tender offer from the issuance and sale of commercial paper.

    Sempra Energy also announced on January 26, 2000 that it plans to reduce the quarterly dividend payable on shares of its common stock to $0.25 per share ($1.00 annualized rate) from its previous level of $0.39 per share ($1.56 annualized rate) commencing with the dividend payable in the second quarter of 2000. Sempra Energy intends for this financial initiative to increase its financial and operating flexibility and to further position Sempra Energy for the increasingly competitive utility and energy services markets.

                                  RISK FACTORS

    Your investment in the Series A QUIPS will involve risks. You should carefully consider the following discussion of risks, and the other information in this prospectus supplement and the accompanying prospectus, including the documents they incorporate by reference, before deciding whether an investment in the Series A QUIPS is suitable for you.

Sempra Energy's Obligations under the Series A QUIDS and the Series A QUIPS Guarantee are Deeply Subordinated.

    Sempra Energy's obligations under the Series A QUIDS are unsecured and will rank junior in priority of payment to all of Sempra Energy's senior debt (as defined under the caption "Description of the Series A QUIDS--Subordination") and effectively subordinated to all other liabilities of Sempra Energy's subsidiaries. Sempra Energy's obligations under the Series A QUIPS Guarantee are unsecured and will rank in priority of payment as follows:

  . equal in rank with any other preferred securities guarantee similar to the Series A QUIPS Guarantee issued by Sempra Energy on behalf of the holders of preferred securities issued by any other trust established by Sempra Energy or its affiliates; and

  . subordinate and junior in right of payment to all of its other liabilities, except those that rank equally or are subordinate by their terms.

    This means that Sempra Energy cannot make any payments on the Series A QUIDS or the Series A QUIPS Guarantee if it defaults on a payment of senior debt and does not cure that default within the applicable grace period or if any senior debt becomes immediately due because of a default and has not yet been paid in full. In addition, in the event of the bankruptcy, liquidation or dissolution of Sempra Energy, its assets would be available to pay obligations under the Series A QUIDS or the Series A QUIPS Guarantee only after Sempra Energy made all payments on its senior debt.

    Because Sempra Energy is a holding company, Sempra Energy's right to participate in any asset distribution of any of its subsidiaries, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of its subsidiaries (except to the extent that Sempra Energy may itself be a creditor of its subsidiaries). The rights of holders of the Series A QUIPS or Series A QUIDS to benefit from those distributions will also be junior to those prior claims. Consequently, the Series A QUIDS (and, therefore, the Series A QUIPS) will be effectively subordinated to all liabilities of Sempra Energy's subsidiaries. You should look only to the assets of Sempra Energy for payments on the Series A QUIDS (and the Series A QUIPS).

    At September 30, 1999, upon giving pro forma effect to this $200 million offering of Series A QUIPS, Sempra Energy's concurrent offering of $500 million of senior notes and issuance of $34 million of commercial paper, Sempra Energy would have had consolidated total liabilities of approximately $8.6 billion, substantially all of which would be senior debt of Sempra Energy or liabilities of its subsidiaries that would effectively rank senior to the Series A QUIDS.

    None of the Series A QUIPS, the Series A QUIDS nor the Series A QUIPS Guarantee limits the ability of Sempra Energy to incur additional indebtedness, including indebtedness that will rank senior in priority of payment to the Series A QUIDS or the Series A QUIPS Guarantee. We expect that in the future Sempra Energy may incur substantial additional amounts of senior debt to which the Series A QUIDS will be subordinated, and its subsidiaries may incur substantial additional liabilities to which the Series A QUIDS will be effectively subordinated.

The Series A QUIPS Guarantee Only Covers Payments if the Trust Has Cash Available, but You May Sue Sempra Energy Directly.

    The ability of the Trust to pay scheduled distributions on the Series A QUIPS, the redemption price of the Series A QUIPS and the liquidation amount of each Series A QUIPS is solely dependent upon Sempra Energy making the related payments on the Series A QUIDS when due.

    If Sempra Energy defaults on its obligations to pay principal or interest on the Series A QUIDS, the Trust will not have sufficient funds to pay distributions on, or the redemption price or liquidation amount of, the Series A QUIPS. In those circumstances, you will not be able to rely upon the Series A QUIPS Guarantee for payment of these amounts.

    Instead, you:

  . may directly sue Sempra Energy or seek other remedies to collect your pro rata share of payments owed; or

  . may rely on the Property Trustee to enforce the Trust's rights under the Series A QUIDS.

Deferral of Distributions Would Have Tax Consequences for You and May Affect the Trading Price of the Series A QUIPS.

    So long as no Subordinated Indenture Event of Default has occurred and is continuing, Sempra Energy can, on one or more occasions, defer interest payments on the Series A QUIDS for up to 20 consecutive quarterly periods. If Sempra Energy defers interest payments on the Series A QUIDS, the Trust will defer distributions on the Series A QUIPS during any deferral period. However, distributions would still accumulate and such deferred distributions would themselves accumulate additional distributions, compounded quarterly, at the annual rate of 8.90%, to the extent permitted by law.

    If Sempra Energy defers payments of interest on the Series A QUIDS, you will be required to include interest income in your gross income for United States federal income tax purposes in the form of OID, based on your pro rata share of the deferred interest on the Series A QUIDS held by the Trust, before you receive any cash relating to your interest, even if you use the cash method of accounting. In addition, you will not receive this cash if you sell the Series A QUIPS before the end of any deferral period or before the record date relating to distributions which are paid.

    Sempra Energy has no current intention of deferring interest payments on the Series A QUIDS. However, if Sempra Energy exercises this right in the future, the Series A QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series A QUIDS. If you sell the Series A QUIPS during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Series A QUIPS. In addition, the existence of Sempra Energy's right to defer payments of interest on the Series A QUIDS may mean that the market price for the Series A QUIPS, each of which represents an undivided beneficial interest in the assets of the Trust, substantially all the assets of which consist of the Series A QUIDS, may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

    See "Material United States Federal Income Tax Considerations" in this prospectus supplement for more information regarding the tax consequences of purchasing, holding and selling the Series A QUIPS.

The Series A QUIDS, and Therefore the Series A QUIPS, May Be Redeemed at Any Time if Adverse Changes in Tax or Investment Company Law Occur.

    If Sempra Energy receives an opinion of counsel that adverse changes in tax or investment company law have occurred or will occur, and other conditions are satisfied, Sempra Energy has the right to redeem the Series A QUIDS, in whole, but not in part, at any time within 90 days of receipt of such opinion. Any redemption of the Series A QUIDS will cause a mandatory redemption of all Series A QUIPS and Series A Common Securities at a redemption price equal to $25 per security plus any accrued and unpaid distributions to the date of redemption. See "Description of Series A QUIPS--Redemption" and "Description of the Series A QUIDS--Optional Redemption" in this prospectus supplement.

The Series A QUIDS, and Therefore the Series A QUIPS, May Be Redeemed at Par at the Option of Sempra Energy Beginning Five Years after Issuance.

    At the option of Sempra Energy, the Series A QUIDS may be redeemed, in whole, at any time, or in part, from time to time, on or after February 23, 2005, at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption. See "Description of the Series A QUIDS--Optional Redemption" in this prospectus supplement. You should assume that Sempra Energy will exercise its redemption option if Sempra Energy is able to refinance at a lower interest rate or it is otherwise in the interest of Sempra Energy to redeem the Series A QUIDS. If the Series A QUIDS are redeemed, the Trust must redeem the Series A Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Series A QUIDS to be redeemed. See "Description of Series A QUIPS--Redemption" and "Description of the Series A QUIDS--Optional Redemption" in this prospectus supplement.

Sempra Energy May Change the Stated Maturity of the Series A QUIDS.

    As long as certain conditions are met, Sempra Energy will have the right to extend the stated maturity of the Series A QUIDS, and therefore the mandatory Redemption Date of the Series A QUIPS, to February 23, 2049. You should assume that Sempra Energy will exercise its option to extend the stated maturity if Sempra Energy is unable to refinance at a lower interest rate or it is otherwise in the interest of Sempra Energy to defer the stated maturity of the Series A QUIDS. Consequently, you may have to wait nineteen years beyond the initial stated maturity of the Series A QUIDS before the Trust redeems the Series A QUIPS. See "Description of the Series A QUIDS--Stated Maturity" in this prospectus supplement.

There Can Be No Assurance as to the Market Prices for the Series A QUIPS or the Series A QUIDS.

    There can be no assurance as to the market prices for the Series A QUIPS or the Series A QUIDS that may be distributed in exchange for Series A QUIPS upon a dissolution of the Trust. Accordingly, the Series A QUIPS that you purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, or the Series A QUIDS that you may receive upon a dissolution of the Trust, may trade at a discount to the price that you paid to purchase the Series A QUIPS offered by this prospectus supplement. As a result of Sempra Energy's right to defer interest payments on the Series A QUIDS, the market price of the Series A QUIPS, each of which represents an undivided beneficial interest in the assets of the Trust, substantially all the assets of which consist of the Series A QUIDS, may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

Sempra Energy May Dissolve the Trust at Any Time.

    Sempra Energy has the right to dissolve the Trust at any time. If Sempra Energy decides to exercise its right to dissolve the Trust, after satisfying creditors of the Trust, as provided by law, the Trust will liquidate by distributing the Series A QUIDS to holders of the Series A QUIPS and the Series A Common Securities on a pro rata basis.

    Under current United States federal income tax law and interpretations and assuming, as the Trust expects, that the Trust will not be classified as an association taxable as a corporation, you would not be taxed if the Property Trustee distributes the Series A QUIDS to you upon dissolution and liquidation of the Trust. However, if a Tax Event (as defined below) were to occur and the Trust were subject to taxation on income received or accrued on the Series A QUIDS, you and the Trust could be taxed on that distribution.

    Sempra Energy has no current intention of causing the dissolution of the Trust and the distribution of the Series A QUIDS. Sempra Energy anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected such as if specific changes in tax law or investment company law occurred. See "Description of the Series A QUIPS--Exchange of Series A QUIPS for Series A QUIDS" and "--Liquidation Distribution Upon Dissolution" in this prospectus supplement. Sempra Energy cannot predict the other circumstances under which this right would be exercised.

    Although Sempra Energy intends to use its best efforts to list the Series A QUIDS on the New York Stock Exchange or any other exchange on which the Series A QUIPS are then listed if they are distributed, the Trust cannot assure you that the Series A QUIDS will be approved for listing or that a trading market will exist for those securities.

You Will Have Limited Voting Rights.

    You will have limited voting rights in respect of the Series A QUIPS. In particular, subject to specific exceptions, only Sempra Energy can appoint or remove any of the Securities Trustees. See "Description of Series A QUIPS-- Voting Rights; Amendment of the Declaration" in this prospectus supplement.

There Has Been No Prior Market for the Series A QUIPS.

    Before this offering, there has been no market for the Series A QUIPS. Although the Trust has applied to list the Series A QUIPS on the New York Stock Exchange, a listing does not guarantee that a trading market for the Series A QUIPS will develop or, if a trading market for the Series A QUIPS does develop, the depth of that market, whether it will be maintained and the ability of the holders to easily sell their Series A QUIPS.

                              ACCOUNTING TREATMENT

    For financial reporting purposes, the Trust will be treated as a subsidiary of Sempra Energy and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of Sempra Energy. The Series A QUIPS will be included in the "Mandatorily redeemable trust preferred securities" line on the consolidated balance sheet of Sempra Energy and also in a separate note in the "Notes to Consolidated Financial Statements." For financial reporting purposes, distributions payable on the Series A QUIPS will be included in the "Trust preferred distributions by subsidiaries" line on the statement of consolidated income of Sempra Energy.

                                USE OF PROCEEDS

    The Trust will invest all of the proceeds from the sale of Series A QUIPS, together with the proceeds from the sale of the Series A Common Securities, in the Series A QUIDS. We estimate the net proceeds from the sale of the Series A QUIPS to be approximately $193.4 million. Sempra Energy intends to use the net proceeds from the sale of the Series A QUIPS, together with the net offering proceeds from its concurrent offering of approximately $500 million of senior notes, to purchase up to 36,000,000 shares of its common stock in the tender offer described under "Recent Developments."

    The tender offer is not scheduled to expire until after the expected completion of the offerings of the Series A QUIPS and the senior notes. As a result, Sempra Energy does not know the total amount that will be required to purchase shares of its common stock. However, if Sempra Energy were to purchase all of the 36,000,000 shares it is offering to purchase in the tender offer at the $20.00 maximum price per share that it is willing to pay, the cost of the purchase and the related expenses would be approximately $734 million. In the tender offer, Sempra Energy has reserved the right to increase the number of shares it may purchase and to raise the maximum purchase price it may pay.

    Sempra Energy intends to obtain any additional funds needed for the purchase of common stock in the tender offer from the issuance and sale by Sempra Energy of commercial paper and short-term callable commercial notes. Sempra Energy intends to use any remaining net proceeds from the offering of the Series A QUIPS and the senior notes, after application for the purchase of its common stock in the tender offer, for general corporate purposes, including the reduction of short-term debt.

    Sempra Energy estimates that the expenses for this offering, excluding underwriting discounts and commissions, will be approximately $330,000.

                                 CAPITALIZATION

    The following table sets forth the unaudited consolidated capitalization of Sempra Energy as of September 30, 1999 (i) on an historical basis and (ii) on a pro forma basis to give effect to the sale of:

  .   $200 million of the Series A QUIPS by the Trust;

  .   $500 million of senior notes by Sempra Energy; and

  .   $34 million of commercial paper by Sempra Energy,

and the application of the estimated net proceeds from the issuance of these securities for the purchase of shares of Sempra Energy common stock, assuming that Sempra Energy purchases 36,000,000 shares of common stock at a price of $20 per share. There can be no assurance that Sempra Energy will purchase 36,000,000 shares or that the shares will be purchased at a price of $20 per share. See the discussions under the captions "Recent Developments" and "Use of Proceeds" in this prospectus supplement. This table should be read in conjunction with the Summary Historical Condensed Consolidated Financial Information and the Summary Unaudited Condensed Consolidated Pro Forma Financial Information and other financial information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                   September 30, 1999
                                          ------------------------------------
                                                        Pro Forma
                                          Historical Adjustments (1) Pro Forma
                                          ---------- --------------- ---------
                                                 (Dollars in millions)
LIABILITIES
Current liabilities......................  $ 3,197        $  34       $ 3,231
Total long-term debt.....................    2,934          500         3,434
Total deferred credits and other
 liabilities.............................    1,909                      1,909
                                           -------        -----       -------
  Total liabilities......................    8,040          534         8,574
                                           -------        -----       -------

Preferred stock of subsidiaries..........      204                        204
                                           -------                    -------
Mandatorily redeemable trust preferred
 securities..............................                   200           200
                                                          -----       -------

SHAREHOLDERS' EQUITY
Common stock.............................    1,885         (562)        1,323
Retained earnings........................    1,083         (162)          921
Other ...................................      (73)                       (73)
                                           -------        -----       -------
  Total shareholders' equity.............    2,895         (724)        2,171
                                           -------        -----       -------
  Total liabilities and shareholders'
   equity................................  $11,139        $  10       $11,149
                                           =======        =====       =======

--------
(1)Please see the summary unaudited condensed consolidated pro forma balance sheet at page S-18 for an explanation of the pro forma adjustments.

           RATIO OF SEMPRA ENERGY EARNINGS TO COMBINED FIXED CHARGES

    The following table sets forth the ratio of Sempra Energy earnings to combined fixed charges for each of the years in the five-year period ended December 31, 1998 and for each of the nine-month periods ended September 30, 1998 and 1999. As of December 31, 1999, Sempra Energy did not have any outstanding shares of preferred stock.

                                                                  Nine months
                                                                     Ended
                                        Years Ended December 31, September 30,
                                        ------------------------ -------------
                                        1998 1997 1996 1995 1994  1999   1998
                                        ---- ---- ---- ---- ---- ------ ------
   Ratio of Earnings to Combined Fixed
    Charges...........................  2.73 3.75 3.67 3.13 2.94   2.85   2.64

    Sempra Energy determined the ratio of earnings to combined fixed charges by dividing (a) the sum of pretax income and fixed charges by (b) fixed charges. Fixed charges consist of all interest expense (before allowances for borrowed funds used during construction), preferred dividends by subsidiaries, one-third of rent expense (which approximates the interest component of such expense) and amortization of debt issuance costs.

                   SUMMARY HISTORICAL CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION

    The following table contains summary historical condensed consolidated financial information of Sempra Energy and its subsidiaries. The summary historical condensed consolidated financial information for the years ended December 31, 1998 and 1997 and as of December 31, 1998 and 1997 has been derived from the audited consolidated financial statements of Sempra Energy for the years ended December 31, 1998 and 1997. The summary historical condensed consolidated financial information for the nine months ended September 30, 1999 and 1998 and as of September 30, 1999 and 1998 has been derived from the unaudited consolidated financial statements of Sempra Energy for the nine-month periods ended September 30, 1999 and 1998. In the opinion of Sempra Energy's management, the interim condensed consolidated financial information reflects all adjustments necessary for a fair presentation. These adjustments are only of a normal recurring nature. The summary historical condensed consolidated financial information should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited consolidated financial statements and the related notes thereto from which it has been derived. More comprehensive financial information is included in the consolidated financial statements and related notes contained in Sempra Energy's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which it files with the SEC.

                         SEMPRA ENERGY AND SUBSIDIARIES

                              STATEMENTS OF INCOME
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                 For the years   For the nine
                                                     ended       months ended
                                                 December 31,    September 30,
                                                --------------- ---------------
                                                 1998    1997    1999    1998
                                                ------- ------- ------- -------
Revenue and other income(1)...................  $ 5,525 $ 5,127 $ 3,962 $ 3,717
Expenses(1)...................................    4,874   4,170   3,348   3,230
Preferred dividends by subsidiaries...........       12      18       9       9
                                                ------- ------- ------- -------
Income before interest and income taxes.......      639     939     605     478
Interest......................................      207     206     185     161
Income taxes..................................      138     301     131     108
                                                ------- ------- ------- -------
  Net income..................................  $   294 $   432 $   289 $   209
                                                ======= ======= ======= =======
Average common shares outstanding (thousands):
  Basic.......................................  236,423 236,662 237,192 236,253
  Diluted.....................................  237,124 237,249 237,556 236,914
Earnings per common share:
  Basic.......................................  $  1.24 $  1.83 $  1.22 $  0.88
  Diluted.....................................  $  1.24 $  1.82 $  1.22 $  0.88

Dividends declared per common share...........  $  1.56 $  1.27 $  1.17 $  1.17
Book value per common share (end of
 period)(2)...................................  $ 12.29 $ 12.56 $ 12.20 $ 12.33
Common shares outstanding (end of period)
 (thousands)..................................  236,956 235,598 237,377 236,648

--------
(1) In connection with the deregulation of California's electric-utility industry, Sempra Energy sells and purchases electricity to and from the independent power exchange (the "PX"). During 1998 Sempra Energy accounted for these sales and purchases to the PX as revenue and expense. During 1999 Sempra Energy accounted for these sales and purchases on a net basis. The nine months ended September 30, 1998 has been presented on a basis consistent with the 1999 presentation. The year ended December 31, 1998 is stated on a historical basis. In Sempra Energy's Annual Report on Form 10-K for the year ended December 31, 1999, it will reflect reductions in 1998 revenue and expense of $500 million to conform the 1998 presentation of these sales and purchases to the method of presentation adopted for 1999.

(2) Book value per common share is calculated as total shareholders' equity divided by the number of shares outstanding at the end of the period, which excludes shares held by Sempra Energy's Employee Stock Ownership Plan.

                         SEMPRA ENERGY AND SUBSIDIARIES

                                 BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
ASSETS

Current assets.......................................    $ 2,962      $ 2,458
Investments and other assets.........................      2,794        2,557
Property, plant and equipment........................      5,383        5,441
                                                         -------      -------
  Total assets.......................................    $11,139      $10,456
                                                         =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Current liabilities..................................    $ 3,197      $ 2,466
Long-term debt.......................................      2,934        2,795
Deferred credits and other liabilities...............      1,909        2,078
                                                         -------      -------
  Total liabilities..................................      8,040        7,339
                                                         -------      -------
Preferred stock of subsidiaries......................        204          204
                                                         -------      -------

SHAREHOLDERS' EQUITY
Common stock.........................................      1,885        1,883
Retained earnings....................................      1,083        1,075
Other................................................        (73)         (45)
                                                         -------      -------
  Total shareholders' equity.........................      2,895        2,913
                                                         -------      -------
  Total liabilities and shareholders' equity.........    $11,139      $10,456
                                                         =======      =======

                    SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                        PRO FORMA FINANCIAL INFORMATION

    The following summary unaudited condensed consolidated pro forma financial information gives effect to the sale of $200 million of Series A QUIPS pursuant to this offering, $500 million of senior notes by Sempra Energy pursuant to a concurrent offering and $34 million of commercial paper by Sempra Energy, the purchase of shares of Sempra Energy common stock pursuant to the tender offer described under "Recent Developments" (assuming the purchase of 36,000,000 shares at a purchase price of $20.00 per share) and the reduction in the dividend on the common stock as described under "Recent Developments," based on the assumptions described below and in the related notes below.

    The summary unaudited condensed consolidated pro forma balance sheet as of September 30, 1999 gives effect to the sale of $200 million of Series A QUIPS pursuant to this offering, $500 million of senior notes by Sempra Energy pursuant to a concurrent offering and $34 million of commercial paper by Sempra Energy and the purchase of shares of Sempra Energy common stock pursuant to the tender offer (using the assumptions stated in the preceding paragraph), as though such events occurred as of the date of such balance sheet. The summary unaudited condensed consolidated pro forma statements of income for the nine months ended September 30, 1999 and for the year ended December 31, 1998 give effect to the sale of $200 million of Series A QUIPS pursuant to this offering, $500 million of senior notes by Sempra Energy pursuant to a concurrent offering and $34 million of commercial paper by Sempra Energy, the purchase of shares of Sempra Energy common stock pursuant to the tender offer and the reduction in the dividend on the common stock, as though such events occurred on January 1, 1998.

    The summary unaudited condensed consolidated pro forma financial information should be read in conjunction with the summary historical condensed consolidated financial information included in this prospectus supplement and the historical consolidated financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary unaudited condensed consolidated pro forma financial information is subject to a number of uncertainties and assumptions and does not purport to be indicative of the operating results that would actually have been obtained, or operating results that may be obtained in the future, or the financial position that would have resulted had the sale of $200 million of Series A QUIPS pursuant to this offering, the sale of $500 million of senior notes by Sempra Energy pursuant to a concurrent offering and the sale of $34 million of commercial paper by Sempra Energy, the purchase of shares of Sempra Energy common stock pursuant to the tender offer and the reduction in the dividend on the common stock, been completed at the dates indicated.

                         SEMPRA ENERGY AND SUBSIDIARIES

        SUMMARY UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                             (DOLLARS IN MILLIONS)

                                                        Pro Forma
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
ASSETS
Current assets.............................  $ 2,962                  $ 2,962
Investments and other assets...............    2,794      $  10 (1a)    2,804
Property, plant and equipment..............    5,383                    5,383
                                             -------      -----       -------
  Total assets.............................  $11,139      $  10       $11,149
                                             =======      =====       =======

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current liabilities........................  $ 3,197      $  34 (1b)  $ 3,231
Total long-term debt.......................    2,934        500 (1c)    3,434
Total deferred credits and other
 liabilities...............................    1,909                    1,909
                                             -------      -----       -------
  Total liabilities........................    8,040        534         8,574
                                             -------      -----       -------

Preferred stock of subsidiaries............      204                      204
                                             -------                  -------
Mandatorily redeemable trust preferred
 securities................................                 200 (1d)      200
                                                          -----       -------

SHAREHOLDERS' EQUITY
Common stock...............................    1,885       (562)(2)     1,323
Retained earnings..........................    1,083       (162)(2)       921
Other .....................................      (73)                     (73)
                                             -------      -----       -------
  Total shareholders' equity...............    2,895       (724)(2)     2,171
                                             -------      -----       -------
  Total liabilities and shareholders'
   equity..................................  $11,139      $  10       $11,149
                                             =======      =====       =======

                         SEMPRA ENERGY AND SUBSIDIARIES

                    SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME
                    FOR NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                        Pro Forma
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
Revenue and other income...................  $ 3,962                  $ 3,962
Expenses...................................    3,348                    3,348
Trust preferred distributions by
 subsidiaries..............................              $    14 (3)       14
Preferred dividends by subsidiaries........        9                        9
                                             -------     -------      -------
Income before interest and income taxes....      605         (14)         591
Interest...................................      185          32 (3)      217
Income taxes...............................      131         (18)(4)      113
                                             -------     -------      -------
  Net income...............................  $   289     $   (28)     $   261
                                             =======     =======      =======

Average common shares outstanding
 (thousands):
  Basic....................................  237,192     (36,000)(5)  201,192
  Diluted..................................  237,556     (36,000)(5)  201,556
Earnings per common share:
  Basic....................................  $  1.22                  $  1.30
  Diluted..................................  $  1.22                  $  1.29

Dividends declared per common share........  $  1.17     $ (0.42)(6)  $  0.75
Book value per common share (end of
 period)...................................  $ 12.20                  $ 10.78
Common shares outstanding (end of period)
 (thousands)...............................  237,377     (36,000)(5)  201,377
Ratio of earnings to fixed charges.........     2.85                     2.37

                         SEMPRA ENERGY AND SUBSIDIARIES

                    SUMMARY UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1998
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

                                                        Pro Forma
                                            Historical Adjustments   Pro Forma
                                            ---------- -----------   ---------
Revenue and other income...................  $ 5,525     $  (500)(7)  $ 5,025
Expenses...................................    4,874        (500)(7)    4,374
Trust preferred distributions by
 subsidiaries..............................                   18 (3)       18
Preferred dividends by subsidiaries........       12                       12
                                             -------     -------      -------
Income before interest and income taxes....      639         (18)         621
Interest...................................      207          43 (3)      250
Income taxes...............................      138         (24)(4)      114
                                             -------     -------      -------
  Net income...............................  $   294     $   (37)     $   257
                                             =======     =======      =======

Average common shares outstanding
 (thousands):
  Basic....................................  236,423     (36,000)(5)  200,423
  Diluted..................................  237,124     (36,000)(5)  201,124
Earnings per common share:
  Basic....................................  $  1.24                  $  1.28
  Diluted..................................  $  1.24                  $  1.28

Dividends declared per common share........  $  1.56     $ (0.56)(6)  $  1.00
Book value per common share (end of
 period)...................................  $ 12.29                  $ 10.89
Common shares outstanding (end of year)
 (thousands)...............................  236,956     (36,000)(5)  200,956
Ratio of earnings to fixed charges.........     2.73                     2.19

                         SEMPRA ENERGY AND SUBSIDIARIES

                           NOTES TO SUMMARY UNAUDITED
             CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

(1) Represents the aggregate obligations incurred of $734 million from the issuance of $500 million in senior notes by Sempra Energy at an assumed annual interest rate of 8%, $200 million of Series A QUIPS by the Trust at the annual distribution rate of 8.90% and $34 million of commercial paper by Sempra Energy at an assumed annual interest rate of 5.7%.

      1(a) Estimated issuance costs (annual amortization of debt issue costs-$565,000).................................................. $ 10
      1(b) Issuance of 5.7% commercial paper............................ $ 34
      1(c) Issuance of 10-year 8% senior notes.......................... $500
      1(d) Issuance of 8.90% Series A QUIPS............................. $200

(2) Represents the purchase for cash of 36,000,000 shares of Sempra Energy common stock at an assumed purchase price of $20 per share, the maximum price in the tender offer. There can be no assurance that Sempra Energy will purchase 36,000,000 shares or that the shares will be purchased at a price of $20 per share.

      36,000,000 shares purchased at $20 per share........................ $720
      Represents estimated costs of the tender offer......................    4
                                                                           ----
        Total............................................................. $724
                                                                           ====

  The allocation to retained earnings and common stock of the cost for the purchase of shares is based on first eliminating the existing retained earnings per share and then allocating the remainder to common stock.

(3) Represents the pro forma additional interest expense on the senior notes ($41 million annually) and the commercial paper ($2 million annually) and the distributions on the Series A QUIPS ($18 million annually) using the assumed interest and distribution rates stated in note (1) above. A 0.125% change in the applicable rates would impact interest and distributions by approximately $1 million.

(4) Represents the tax benefit of the pro forma additional interest and Series A QUIPS distributions expense calculated based on Sempra Energy's statutory income tax rate of 40%.

(5) Represents the pro forma reduction in weighted average common shares outstanding and in common shares outstanding assuming the purchase of 36,000,000 shares of Sempra Energy common stock.

(6) Represents the pro forma annualized dividend reduction authorized by the Sempra Energy Board of Directors on January 25, 2000. The quarterly dividend rate is assumed to decrease from $0.39 per share to $0.25 per share. The annual dividend rate is assumed to decrease from $1.56 per share to $1.00 per share.

(7) In connection with the deregulation of California's electric-utility industry, Sempra Energy sells and purchases electricity to and from the PX. During 1998, Sempra Energy accounted for sales and purchases to the PX as revenue and expense. During 1999, Sempra Energy accounted for these sales and purchases on a net basis. This adjustment reflects a reduction of $500 million of 1998 revenue and expense to conform the presentation of these sales and purchases to the method of presentation adopted for 1999.

                       DESCRIPTION OF THE SERIES A QUIPS

  This section describes the specific terms of the Series A QUIPS. This description supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the Series A QUIPS and the Series A QUIPS Guarantee set forth in the accompanying prospectus under the captions "Description of Preferred Securities" and "Description of Preferred Securities Guarantees." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus, the Declaration and the Series A QUIPS Guarantee. We have filed a form of the Declaration with the SEC and you may obtain copies as described under "Where You Can Find More Information" in the accompanying prospectus.

General

    The Trust will issue the Series A QUIPS and the Series A Common Securities, with a stated liquidation amount of $25 per security. The Series A QUIPS and the Series A Common Securities will rank equally with one another. The Trust will make payments on the Series A QUIPS pro rata with the Series A Common Securities based on their respective aggregate liquidation amounts, except as described in "--Ranking" below.

    The Trust will use the net proceeds from the sale of the Series A Trust Securities to purchase the Series A QUIDS from Sempra Energy. The Property Trustee will hold legal title to the Series A QUIDS in trust for the benefit of the holders of the Series A Trust Securities. Sempra Energy will guarantee the payment of distributions and other amounts payable on the Series A QUIPS, but only to the extent that the Trust has funds legally and immediately available to make those payments. See "Description of Preferred Securities Guarantees" in the accompanying prospectus.

    The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee for the Series A QUIPS, in order to comply with the provisions of the Trust Indenture Act.

    The Series A QUIPS will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. Whenever we refer to a "holder" of Series A QUIPS in this prospectus supplement, we mean the registered holder, which, for any Series A QUIPS in book-entry form, will be DTC or its nominee. We discuss various matters relevant to global securities under "Book-Entry Issuance" in this prospectus supplement.

Distributions

    Distributions will accumulate on the Series A QUIPS from the date they are first issued at the annual rate of 8.90% of their liquidation amount. Unless deferred as described below, distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "distribution date"), beginning March 31, 2000. Distributions not paid when due will accumulate additional distributions, compounded quarterly, at the annual rate of 8.90% on the amount of unpaid distributions, to the extent permitted by law. Whenever we use the term "distributions" in this prospectus supplement, we are including any of these distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    The assets of the Trust available for distributions to holders of Series A QUIPS will be limited to the interest payments the Trust receives from Sempra Energy in respect of the Series A QUIDS. Consequently, if Sempra Energy defers or for any other reason fails to make interest payments on the Series A QUIDS, the Trust will not have funds to pay distributions on the Series A QUIPS.

    As long as no Subordinated Indenture Event of Default has occurred and has not been cured, Sempra Energy will have the right to defer interest payments on the Series A QUIDS at any time. Sempra Energy may defer interest payments on the Series A QUIDS in each case for a period not exceeding 20 consecutive quarters (each, a "deferral period"). No deferral period may extend beyond the stated maturity of the Series A QUIDS. Before a deferral period ends, Sempra Energy may extend it further if that deferral period does not exceed 20 consecutive quarters or extend beyond the stated maturity of the Series A QUIDS. When a deferral period ends and Sempra Energy has paid all accrued and unpaid interest on the Series A QUIDS, Sempra Energy may begin a new deferral period, subject to the terms described above. There is no limit on the number of deferral periods that Sempra Energy may begin.

    If Sempra Energy defers interest payments on the Series A QUIDS, the Trust also will defer the payment of distributions on the Series A QUIPS. During a deferral period, you will still accumulate distributions at the rate stated above, plus you will accumulate additional distributions on the deferred distributions at the same rate, to the extent permitted by law. During a deferral period, you will be required to accrue interest income for United States federal income tax purposes. See "Material United States Federal Income Tax Considerations--Interest Income and Original Issue Discount" in this prospectus supplement.

    Sempra Energy has no current intention to exercise its right to defer interest payments on the Series A QUIDS. If Sempra Energy elects to begin a deferral period, it will be subject to specified restrictions relating to paying dividends on or repurchasing its common stock and making payments on certain of its debt securities. See "Description of the Series A QUIDS-- Interest--Deferral Period Restrictions" in this prospectus supplement.

Redemption

    The Series A QUIPS will remain outstanding until the Trust redeems them or distributes the Series A QUIDS in exchange for the Series A QUIPS. Any redemption of Series A QUIPS must occur as described below. Any exchange distribution must occur as described below in "--Exchange of Series A QUIPS for Series A QUIDS."

 Redemption of Series A Trust Securities

    If Sempra Energy repays or redeems the Series A QUIDS, whether at their stated maturity, upon acceleration after a Subordinated Indenture Event of Default or upon early redemption, the Property Trustee will redeem a Like Amount of Series A Trust Securities on the Redemption Date at the Redemption Price. In this context, "Like Amount" means Series A Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Series A QUIDS being repaid or redeemed. "Redemption Date" means the date that the principal of the Series A QUIDS being redeemed becomes due for payment under the Subordinated Indenture. "Redemption Price" means the aggregate liquidation amount of the Series A Trust Securities to be redeemed, plus any accumulated and unpaid distributions on those securities to the Redemption Date.

 Repayment and Redemption of Series A QUIDS

    The Series A QUIDS initially will have a stated maturity of February 23, 2030, which Sempra Energy may shorten to a date on or after February 23, 2015, or, subject to certain conditions being satisfied, extend to February 23, 2049. See "Description of the Series A QUIDS--Stated Maturity" in this prospectus supplement.

    Sempra Energy also may redeem the Series A QUIDS, at its option, before their stated maturity as follows:

  . at any time on or after February 23, 2005, in whole or in part, provided that no partial redemption may occur during a deferral period; and

  . at any time in whole, but not in part, within 90 days after a Tax Event or an Investment Company Act Event has occurred.

    See "Description of Series A QUIDS--Optional Redemption" in this prospectus supplement for the definitions of "Tax Event" and "Investment Company Act Event."

    If a Tax Event is continuing and Sempra Energy does not elect to redeem the Series A QUIDS or dissolve the Trust, Sempra Energy may be required to pay additional sums on the Series A QUIDS. The provisions regarding repayment and redemption of the Series A QUIDS, as well as information about the effect that possible tax law changes may have on the Series A QUIDS and Series A QUIPS, are discussed in "Description of the Series A QUIDS--Stated Maturity" and "-- Optional Redemption--Payment of Additional Sums" in this prospectus supplement.

 Redemption Procedures

    The Property Trustee will give you at least 30 days, but not more than 60 days, notice before the Redemption Date, unless the redemption results from acceleration after a Subordinated Indenture Event of Default and the Property Trustee is not able to give notice during this period. In that case, the Property Trustee will give the notice as soon as practicable. The Property Trustee will give the notice of redemption in the manner described below under "--Notices."

    The Property Trustee will irrevocably deposit with DTC (in the case of any book-entry Series A QUIPS) or the Paying Agent (as defined below) (in the case of any non-book-entry Series A QUIPS) funds sufficient to pay the Redemption Price for all Series A Trust Securities being redeemed on that date, to the extent that such funds are deposited with the Property Trustee. The Property Trustee will deposit such funds by 2:00 p.m., New York City time, on the Redemption Date provided that the Property Trustee has received such funds by 10:00 a.m. New York City time on such Redemption Date.

    DTC will pay the Redemption Price for Series A QUIPS held in book-entry form and called for redemption in accordance with the procedures of DTC, to the extent the Property Trustee has deposited sufficient funds with DTC. The Paying Agent will pay the Redemption Price for Series A QUIPS held in definitive form and called for redemption, to the extent the Property Trustee has deposited sufficient funds with the Paying Agent, against surrender of the certificates representing those Series A QUIPS. The Series A QUIPS will be issued in definitive form only in the special circumstances described under the caption "Book-Entry Issuance--Global Securities" in this prospectus supplement. Any distributions that are due on a distribution date that is on or before the Redemption Date will be payable to the holders of those Series A QUIPS on the record date for the related distribution date.

    Once the Property Trustee gives notice of redemption and deposits funds as discussed above, all rights of the holders of the Series A Trust Securities called for redemption will cease at the time of the deposit, except the right of those holders to receive the Redemption Price, but without interest on that amount. In addition, those Series A Trust Securities will no longer be outstanding.

    On the Redemption Date, distributions will stop accumulating on the Series A QUIDS called for redemption. However, if payment of the Redemption Price for any Series A QUIPS is not made, distributions on those Series A QUIPS will continue to accumulate to the date the Redemption Price is paid.

    If the Trust redeems less than all the Series A Trust Securities, then the liquidation amount of Series A Trust Securities to be redeemed will be allocated pro rata between the outstanding Series A QUIPS and the outstanding Series A Common Securities, based upon their respective aggregate liquidation amounts. The Property Trustee will select the Series A Trust Securities to be redeemed from among the outstanding Series A Trust Securities not previously called for redemption. The Property Trustee may use any method of selection that it deems to be fair and appropriate.

 Other Purchases of Series A QUIPS

    Sempra Energy or its subsidiaries may purchase outstanding Series A QUIPS by tender, in the open market or by private agreement, subject to applicable laws, including United States federal securities laws.

Exchange of Series A QUIPS for Series A QUIDS

    Sempra Energy will have the right at any time, in its sole discretion, to dissolve the Trust. After the Trust has satisfied all liabilities to its creditors, as provided by law, the Property Trustee will distribute a Like Amount of Series A QUIDS to the holders of the Series A Trust Securities in exchange for all the outstanding Series A Trust Securities, in liquidation of the Trust. In this context, "Like Amount" means Series A QUIDS having an aggregate principal amount equal to the aggregate liquidation amount of all outstanding Series A Trust Securities.

    Sempra Energy must use its best efforts to list the Series A QUIDS on the New York Stock Exchange or such other stock exchange or organization, if any, on which the Series A QUIPS are listed if an exchange distribution occurs.

 Exchange Procedures

    The Property Trustee will make the exchange distribution to holders of Series A QUIPS listed in the Trust's records at the close of business on the record date for the exchange distribution. If the Series A QUIPS are held in book-entry form, the record date will be one Business Day (as defined below) before the date that Sempra Energy sets as the exchange distribution date (the "Exchange Date"). If the Series A QUIPS are not held in book-entry form, the record date will be the 15th day (whether or not a Business Day) before the Exchange Date.

    The Property Trustee will give holders at least 30 days, but not more than 60 days, notice before the Exchange Date. The Property Trustee will give the notice of an Exchange Date in the manner described below under "--Notices."

    On the Exchange Date:

  .   the Series A QUIPS will no longer be outstanding;

  . certificates representing a Like Amount of Series A QUIDS will be issued to holders of Series A QUIPS upon their surrender to the Property Trustee or its agent for exchange;

  . any certificates representing Series A QUIPS that are not surrendered for exchange will be deemed to represent a Like Amount of Series A QUIDS (and until such certificates are surrendered for exchange, no payments of interest or principal on such Series A QUIDS will be made to the holders of those Series A QUIPS); and

  . the holders of Series A QUIPS will not have any further rights with respect to the Series A QUIPS, except the right to receive certificates representing Series A QUIDS upon surrender of their certificates as described above.

Certain Tax Consequences

    Under current United States federal income tax law and interpretations and assuming, as the Trust expects, that the Trust will not be classified as an association taxable as a corporation, you would not be taxed if the Property Trustee distributes the Series A QUIDS to you upon liquidation of the Trust. However, if a Tax Event were to occur and the Trust were subject to taxation on income received or accrued on the Series A QUIDS, you and the Trust could be taxed on that distribution. See "Material United States Federal Income Tax Considerations--Distribution of Series A QUIDS to Holders of Series A QUIPS Upon Liquidation of the Trust" in this prospectus supplement.

Ranking

    The Series A QUIPS will rank equally with the Series A Common Securities. The Trust will make payments of distributions and the Redemption Price on the Series A QUIPS and the Series A Common Securities pro rata, based on the aggregate liquidation amounts of the Series A QUIPS and Series A Common Securities, except as follows. If a Subordinated Indenture Event of Default has occurred and has not been cured, the Trust will not make any payments on the Series A Common Securities until the Trust has paid in full or provided in full all unpaid amounts on the Series A QUIPS.

    If a Subordinated Indenture Event of Default occurs, the holders of the Series A Common Securities will be deemed to have waived all rights to act with respect to the related Declaration Event of Default (as defined below) until all such Declaration Events of Default have been cured, waived or eliminated. Until any such Declaration Events of Default have been cured, waived or eliminated, the Property Trustee will act solely on your behalf (and not on behalf of the holders of the Series A Common Securities), and only you will have the right to direct the Property Trustee to act on your behalf.

Status of The Series A QUIPS Guarantee

    The Series A QUIPS Guarantee will constitute an unsecured obligation of Sempra Energy and will rank:

  (a) equal in rank with any other preferred securities guarantee similar to the Series A QUIPS Guarantee issued by Sempra Energy on behalf of the holders of preferred securities issued by any other trust established by Sempra Energy or its affiliates;

  (b) subordinate and junior in right of payment to all of its other liabilities, except those that rank equally or are subordinate by their terms;

  (c) equal with any guarantee now or hereafter issued by Sempra Energy in respect of the most senior preferred or preference stock now or hereafter issued by Sempra Energy, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

  (d) Senior to Sempra Energy's common stock.

    The Declaration will require that the holders of the Series A QUIPS accept the subordination provisions and other terms of the Series A QUIPS Guarantee. The Series A QUIPS Guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the Series A QUIPS Guarantee may sue Sempra Energy, or seek other remedies, to enforce its rights under the Series A QUIPS Guarantee without first suing any other person or entity). The Series A QUIPS Guarantee will not be discharged except by payment of the Series A QUIPS Guarantee payments in full to the extent not previously paid or upon distribution of the Series A QUIDS to the holders of the Series A QUIPS pursuant to the Declaration.

Liquidation Distribution Upon Dissolution

    The Declaration states that the Trust shall be dissolved:

  (a) on the expiration of the term of the Trust;

  (b) upon the bankruptcy of Sempra Energy;

  (c) upon the filing of a certificate of dissolution or its equivalent with respect to Sempra Energy;

  (d) 90 days after the revocation of the articles of incorporation of Sempra Energy (but only if the articles of incorporation are not reinstated during that 90-day period);

  (e) upon the written direction to the Property Trustee from Sempra Energy at any time to dissolve the Trust and distribute the Series A QUIDS to holders in exchange for the Series A QUIPS;

  (f) upon the redemption of all of the Series A Trust Securities; or

  (g) upon entry of a court order for the dissolution of Sempra Energy or the Trust.

    In the event of a dissolution, after the Trust satisfies (whether by payment or reasonable provision for payment) all amounts owed to creditors of the Trust, the holders of the Series A Trust Securities will be entitled to receive:

  (a) cash equal to the aggregate liquidation amount of each Series A Trust Security, plus accumulated and unpaid distributions to the date of payment; unless

  (b) Series A QUIDS in an aggregate principal amount equal to the aggregate liquidation amount of the Series A Trust Securities are distributed to the holders of the Series A Trust Securities.

    If the Trust cannot pay the full amount due on its Series A Trust Securities because insufficient assets are available for payment, then the amounts payable by the Trust on its Series A Trust Securities shall be paid pro rata. However, if an event of default under the Declaration has occurred, the total amounts due on the Series A QUIPS will be paid before any distribution on the Series A Common Securities.

Declaration Events of Default

    The term "Declaration Event of Default" means any of the following:

  . a Subordinated Indenture Event of Default occurs (see "Description of Series A QUIDS--Events of Default" in this prospectus supplement);

  . the Trust does not pay any distribution within 30 days of its due date, provided that no deferral period is continuing;

  .   the Trust does not pay any Redemption Price on its due date;

  . the Securities Trustees remain in breach in a material respect of any term of the Declaration for 90 days after the Securities Trustees receive notice of default stating the Securities Trustees are in breach. The notice must be sent by the holders of at least 25% in liquidation amount of the outstanding Series A QUIPS; and

  . the Property Trustee files for bankruptcy or certain other events in bankruptcy or insolvency occur and a successor Property Trustee is not appointed within 60 days.

    If a Subordinated Indenture Event of Default occurs and the Subordinated Indenture Trustee and the holders of not less than 25% in principal amount of the outstanding Series A QUIDS fail to declare the principal of all of the Series A QUIDS to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the outstanding Series A QUIPS will have the right to declare such principal immediately due and payable, by providing notice to Sempra Energy and the Subordinated Indenture Trustee.

    If Sempra Energy fails to pay principal, premium, if any, or interest on the Series A QUIDS when payable, then a holder of the Series A QUIPS may directly sue Sempra Energy or seek other remedies to collect its pro rata share of payments owed.

    Within 90 days after learning of a Declaration Event of Default, the Property Trustee will notify the holders of the Series A Trust Securities, the Regular Trustees and Sempra Energy, unless the Declaration Event of Default has been cured or waived.

    Sempra Energy and the Regular Trustees must provide the Property Trustee with an annual certificate stating whether they are in compliance with all the conditions and covenants applicable to them under the Declaration.

    If a Declaration Event of Default has occurred and has not been cured, the Series A QUIPS will have a preference in right of payment over the Series A Common Securities as discussed above. The holders of Series A Trust Securities are not entitled to accelerate the maturity of the Series A QUIPS upon a Declaration Event of Default.

Voting Rights; Amendment of the Declaration

    The holders of the Series A QUIPS will have no voting rights except as discussed below and under "Description of the Series A QUIDS--Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants" in this prospectus supplement and "Description of Preferred Securities Guarantees-- Amendments and Assignment" in the accompanying prospectus, and as otherwise required by law or the Declaration.

    If any proposed amendment to the Declaration provides for, or the Regular Trustees otherwise propose to effect:

  (a) any action that would adversely affect the powers, preferences or special rights of the Series A QUIPS in any material respect, whether by way of amendment to the Declaration or otherwise; or

  (b) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration,

then the holders of the Series A QUIPS as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in aggregate liquidation amount of the Series A QUIPS.

    The Declaration may be amended from time to time by Sempra Energy and the Property Trustee and the Regular Trustees without the consent of the holders of Series A QUIPS, to:

  (a) cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the Declaration, in each case to the extent that the amendment does not adversely affect the interests of any holder of Series A QUIPS in any material respect; or

  (b) modify, eliminate or add to any provisions to the extent necessary to ensure that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

    Except as provided in the next paragraph, other amendments to the Declaration may be made by Sempra Energy and the Securities Trustees upon:

  (a) approval of the holders of a majority in aggregate liquidation amount of the outstanding Series A QUIPS; and

  (b) receipt by the Securities Trustees of an opinion of counsel to the effect that such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from the Investment Company Act.

    Notwithstanding the foregoing, without the consent of each affected holder of the Series A Trust Securities, the Declaration may not be amended to:

  (a) change the amount or timing of any distribution on the Series A Trust Securities or otherwise adversely affect the amount of any distribution required to be made in respect of the Series A Trust Securities as of a specified date; or

  (b) restrict the right of a holder of the Series A Trust Securities to institute suit for the enforcement of any such payment on or after such date.

  In addition, no amendment may be made to the Declaration if the amendment would:

  (a) cause the Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  (b) cause the Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act; or

  (c) impose any additional obligation on Sempra Energy, the Property Trustee or the Delaware Trustee without its consent.

    Without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of the Series A QUIPS, the Securities Trustees may not:

  (a) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the Series A QUIDS;

  (b) waive any default that is waivable under the Subordinated Indenture;

  (c) cancel an acceleration of the principal of the Series A QUIDS; or

  (d) consent to any amendment, modification or termination of the Subordinated Indenture or the Series A QUIDS where such consent is required.

    However, if a consent under the Subordinated Indenture requires the consent of each affected holder of the Series A QUIDS, then the Property Trustee must obtain the prior consent of each holder of the Series A QUIPS. In addition, before taking any of the foregoing actions, the Regular Trustees must obtain an opinion of counsel stating that the action will not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

    The Property Trustee will notify all holders of the Series A QUIPS of any notice of default received from the Subordinated Indenture Trustee with respect to the Series A QUIDS.

Enforcement Rights

    If a Subordinated Indenture Event of Default occurs, the holders of Series A QUIPS must rely on the Property Trustee, as the holder of the Series A QUIDS, to enforce its rights under the Series A QUIDS and the Subordinated Indenture against Sempra Energy, subject to the following:

 Right of Direct Action

    If Sempra Energy does not make full and timely payments on the Series A QUIDS, the Trust will not have funds available to make payments of distributions or other amounts due on the Series A QUIPS. In this event, a holder of Series A QUIPS may sue Sempra Energy directly to collect its pro rata share of payments owed. Sempra Energy may not amend the Subordinated Indenture to remove the right of any holder of Series A QUIPS to bring a direct action against Sempra Energy without the prior written consent of all of the holders of Series A QUIPS. Sempra Energy will be able to set-off any payment made to a holder of Series A QUIPS in connection with a direct action.

 Other Rights under the Subordinated Indenture

    The holders of 25% or more in liquidation amount of the outstanding Series A QUIPS may accelerate the maturity of the Series A QUIDS when a Subordinated Indenture Event of Default has occurred and has not been cured and neither the Subordinated Indenture Trustee nor the holders of the Series A QUIDS have exercised such acceleration rights. In addition, the holders of a majority in liquidation amount of the outstanding Series A QUIPS may cancel a declaration of acceleration of the Series A QUIDS and may waive specified Subordinated Indenture Events of Default. See "Description of Series A QUIDS--Events of Default" and "--Remedies" in this prospectus supplement.

Notices

    Notices to be given to holders of Series A QUIPS held in book-entry form will be given to DTC in accordance with its procedures. Notices to be given to holders of Series A QUIPS held in definitive form may be given by mail to their addresses set forth in the Trust's records.

Payment and Paying Agency

    If the Series A QUIPS are held in book-entry form, distributions will be paid to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates in accordance with its procedures. If the Series A QUIPS are issued in definitive form, distributions will be paid by check mailed to the address of the holder entitled to such payments, as such address appears in the Trust's records. The paying agent of the Trust (the "Paying Agent") will initially be the Property Trustee. Any Paying Agent may resign upon 30 days' written notice to the Regular Trustees and the Property Trustee. In such event, the Property Trustee will appoint a successor acceptable to the Regular Trustees to act as Paying Agent.

    Persons holding their Series A QUIPS in "Street Name" or indirectly through DTC should consult their banks or brokers for information on how they will receive payments. See "Book-Entry Issuance--"Street Name' and Other Indirect Holders" in this prospectus supplement.

    Any money paid to the Property Trustee or any Paying Agent for payments on the Series A QUIPS that remains unclaimed at the end of two years after the amount is due will be repaid to Sempra Energy. After that two-year period, you may look only to Sempra Energy for payment of those amounts.

 Business Day

    If any payment is due on a day that is not a Business Day, the payment will be made on the following Business Day (unless that Business Day is in a different calendar year, in which case the payment will be made on the preceding Business Day). Each payment made on the following or preceding Business Day will have the same force and effect as if made on the original payment due date. "Business Day" means any day other than a Saturday, a Sunday, a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Subordinated Indenture Trustee is closed for business.

 Record Date

    The Trust will pay distributions to holders of Series A QUIPS listed in the Trust's records on the record date for the payment. If the Series A QUIPS are held in book-entry form, the record date will be one Business Day before the relevant distribution date. If the Series A QUIPS are issued in definitive form, the record date will be the 15th day, whether or not a Business Day, before the relevant distribution date.

 Registrar and Transfer Agent

    The Property Trustee will initially act as the Trust's agent for registering Series A QUIPS in the names of holders and transferring Series A QUIPS. The Property Trustee also will perform the role of maintaining the list of registered holders of Series A QUIPS. Holders will not be required to pay a service charge to transfer or exchange Series A QUIPS, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer.

                       DESCRIPTION OF THE SERIES A QUIDS

  This section describes the specific terms of the Series A QUIDS. This description supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the Series A QUIDS set forth in the accompanying prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture. We have filed a form of the Subordinated Indenture with the SEC and you may obtain copies as described under "Where You Can Find More Information" in the accompanying prospectus.

General

    Sempra Energy will issue Series A QUIDS in denominations that are integral multiples of $25 and in an aggregate principal amount of approximately $206.2 million. The Trust will use the proceeds from the sale of the Series A Trust Securities to purchase the Series A QUIDS. The Property Trustee will hold legal title to the Series A QUIDS in trust for the benefit of the holders of the Series A Trust Securities.

    The Subordinated Indenture will be qualified as an indenture under the Trust Indenture Act. The Subordinated Indenture Trustee will act as indenture trustee for the Series A QUIDS, in order to comply with the provisions of the Trust Indenture Act.

    The Series A QUIDS are not secured by any property or assets of Sempra Energy. The Series A QUIDS will rank junior in priority of payment to specified existing and future debt and other liabilities of Sempra Energy which are described below under "--Subordination."

Interest

    Interest will accrue on the Series A QUIDS from February 23, 2000 at the annual rate of 8.90% of their principal amount. Unless deferred as described below, interest will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (including at stated maturity) (each, an "interest payment date"), beginning March 31, 2000. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

 Deferral Periods

    As long as no Subordinated Indenture Event of Default has occurred and has not been cured, Sempra Energy will have the right to defer the payment of interest on the Series A QUIDS as described in "Description of the Series A QUIPS--Distributions" in this prospectus supplement. During a deferral period, the holders of Series A QUIDS will continue to accrue interest at the rate stated above, plus will accrue additional interest on each deferred interest payment at the annual rate of 8.90%, compounded quarterly, from the corresponding interest payment date, to the extent permitted by law. Whenever we use the term "interest" with respect to the Series A QUIDS in this prospectus supplement, we are including any of this additional interest.

 Deferral Period Restrictions

    During a deferral period, Sempra Energy and its subsidiaries may not take any of the following actions, except as described below:

  . declare or pay any dividend or other distribution on, redeem, purchase or acquire, or make a liquidation payment on any shares of Sempra Energy's capital stock;

  . pay any amount on or repay, redeem or repurchase any debt securities issued by Sempra Energy that rank equally with or junior to the Series A QUIDS; or

  . make any payments under any of Sempra Energy's guarantees if such guarantee ranks equally with or junior to the Series A QUIDS and guarantees payments on any debt security of any of Sempra Energy's subsidiaries.

    Notwithstanding the foregoing, Sempra Energy may take any of the following actions during a deferral period:

  . declare dividends in, or make any payment in, shares of common stock of Sempra Energy;

  . redeem, purchase or acquire its common stock if related to the issuance of common stock under any of Sempra Energy's benefit plans for its directors, officers or employees;

  . declare or pay a dividend in connection with any shareholder's rights plan, issue stock under such plan or redeem, repurchase or acquire any rights distributed pursuant to the plan; or

  . make payments under the Series A QUIPS Guarantee or any other preferred securities guarantee (as described under "Description of the Series A QUIPS--Status of the Series A QUIPS Guarantee" in this prospectus supplement and under "Description of Preferred Securities Guarantee" in the accompanying prospectus).


 Deferral Period Procedures

    Sempra Energy will give the Property Trustee, the Regular Trustees and the Subordinated Indenture Trustee notice of its election to begin a deferral period at least one Business Day before the earlier of:

  .   the next distribution date for the Series A QUIPS; or

  . the date the Regular Trustees are required to give notice of the record date or the distribution date to (1) the New York Stock Exchange or other applicable self-regulatory organization or (2) the holders of the Series A QUIPS.

    The Subordinated Indenture Trustee must notify the holders of the Series A QUIDS in the manner described below in "--Notices" of Sempra Energy's election to begin a deferral period.

Stated Maturity

    The Series A QUIDS initially will have a stated maturity of February 23, 2030. However, Sempra Energy may shorten the stated maturity to a date on or after February 23, 2015. You should expect that Sempra Energy will exercise this option if, for example, a tax development occurs that prohibits Sempra Energy from deducting interest payments on the Series A QUIDS unless the Series A QUIDS have a shorter maturity date.

    Sempra Energy also will have the option to extend the stated maturity to February 23, 2049, if:

  .   Sempra Energy is not in bankruptcy, insolvent or in liquidation;

  . Sempra Energy is not in default on the payment of interest or principal on the Series A QUIDS;

  . the Trust is not in arrears on payments of distributions on the Series A QUIPS;

  .   no deferred distributions are accumulated on the Series A QUIPS; and

  . the Series A QUIPS are rated at least BBB- by Standard & Poor's Ratings Services or Baa3 by Moody's Investors Services, Inc. or an equivalent rating by a successor rating agency.

    You should assume that Sempra Energy will exercise its option to extend the stated maturity if Sempra Energy is unable to refinance the Series A QUIDS at a lower interest rate or it is otherwise in the interest of Sempra Energy to defer the stated maturity of the Series A QUIDS.

 Procedures

    Sempra Energy will pay principal of and any premium on the Series A QUIDS at stated maturity, upon redemption or otherwise, upon presentation of the Series A QUIDS at the office of the Subordinated Indenture Trustee, as our paying agent. In Sempra Energy's discretion, it may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but Sempra Energy must at all times maintain a place of payment of the Series A QUIDS and a place for registration of transfer of the Series A QUIDS in the Borough of Manhattan, The City of New York.

    Sempra Energy will give notice to the Subordinated Indenture Trustee of its selection of a new stated maturity at least 30 days, but not more than 60 days, prior to the effective date of the change. The Subordinated Indenture Trustee will give holders of Series A QUIDS notice of the new stated maturity promptly upon its receipt of the notice from Sempra Energy. The Subordinated Indenture Trustee will give the notice in the manner described below under "--Notices."

Optional Redemption

    Sempra Energy may redeem the Series A QUIDS, at its option, before their stated maturity as follows:

  . at any time on or after February 23, 2005, in whole or in part, provided that no partial redemption may occur during a deferral period; and

  . at any time in whole, but not in part, within 90 days after a Tax Event or an Investment Company Act Event has occurred.

    Sempra Energy will pay the Redemption Price on the Redemption Date to the holders of Series A QUIDS to be redeemed. In this context, "Redemption Price" means the aggregate principal amount of the Series A QUIDS to be redeemed, plus any accrued and unpaid interest on those securities to the Redemption Date. Notwithstanding the foregoing, installments of interest on the Series A QUIDS that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Series A QUIDS and the Subordinated Indenture. The Redemption Price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Sempra Energy will mail notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each registered holder of the Series A QUIDS to be redeemed. Once notice of redemption is mailed, the Series A QUIDS called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date. If Sempra Energy elects to redeem all or a portion of the Series A QUIDS, that redemption will not be conditional upon receipt by the paying agent or the Subordinated Indenture Trustee of monies sufficient to pay the Redemption Price. See "Description of Debt Securities--Redemption" in the accompanying prospectus.

 Tax Event

    "Tax Event" means that Sempra Energy receives an opinion of counsel, experienced in such matters, that as a result of any Tax Change (as defined below), there is more than an insubstantial risk that:

  . the Trust is, or will be within 90 days after the date of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Series A QUIDS;

  . interest payable by Sempra Energy or OID accruing on the Series A QUIDS is not, or within 90 days after the date of the opinion, will not be, deductible by Sempra Energy, in whole or in part, for United States federal income tax purposes; or

  . the Trust is, or will be within 90 days after the date of the opinion, subject to more than a minimal amount of other taxes, duties or governmental charges.

    As used above, "Tax Change" means any of the following that are enacted, promulgated or announced on or after the date of this prospectus supplement:

  . amendment to or change, including any announced prospective change, in the laws or any regulations under the laws of the United States or of any political subdivision or taxing authority of the United States; or

  . official administrative pronouncement or judicial decision interpreting or applying the laws or regulations stated above whether or not the pronouncement or decision is issued to or in connection with a proceeding involving Sempra Energy or the Trust or is subject to review or appeal.

    Please see "Material United States Federal Income Tax Considerations-- Possible Tax Law Changes" in this prospectus supplement for a description of certain tax law developments that could result in a Tax Event.

 Investment Company Act Event

    "Investment Company Act Event" means that Sempra Energy receives an opinion of counsel, experienced in such matters, that as a result of the occurrence of a change in law or regulation, or a written change in interpretation or application of law or regulation, by any legislative body, court, governmental agency or regulatory authority effective on or after the date of this prospectus supplement, there is more than an insubstantial risk that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended.

 Payment of Additional Sums

    If a Tax Event is continuing and Sempra Energy does not elect to redeem the Series A QUIDS or liquidate the Trust, Sempra Energy will pay additional amounts, if any, to the holders of the Series A QUIDS so that, notwithstanding any additional taxes, duties or charges imposed on the Trust because of a Tax Event, the Trust will have sufficient funds to pay the full amount of distributions due on the outstanding Series A Trust Securities.

 Redemption Procedures

    Sempra Energy will give the holders of the Series A QUIDS at least 30 days, but not more than 60 days, notice before the Redemption Date, in the manner described below under "--Notices" in this prospectus supplement. Once notice of redemption is mailed, the Series A QUIDS called for redemption become due and payable on the Redemption Date and at the redemption price, including accrued and unpaid interest and premium, if any, to the Redemption Date. In all other respects, the procedures for redeeming the Series A QUIDS will be similar to those for redeeming the Series A QUIPS. See "Description of the Series A QUIPS-- Redemption--Redemption Procedures" in this prospectus supplement.

    On the Redemption Date, interest will stop accruing on the Series A QUIDS called for redemption. However, if payment of the Redemption Price for any Series A QUIDS is not made, interest on those Series A QUIDS will continue to accrue to the date the Redemption Price is paid.

Exchange of Series A QUIPS for Series A QUIDS

    Sempra Energy will have the right at any time to dissolve the Trust. In such event, the Property Trustee will distribute the Series A QUIDS to the holders of the Series A Trust Securities in exchange for their securities. See "Description of the Series A QUIPS--Exchange of Series A QUIPS for Series A QUIDS" in this prospectus supplement for the terms and procedures relating to such an exchange.

Restrictions on Payments

    If any Series A QUIDS are outstanding, Sempra Energy will be prohibited from taking specified actions described below if:

  . an event has occurred that constitutes a Subordinated Indenture Event of Default or, after notice or passage of time, or both, would constitute a Subordinated Indenture Event of Default, and Sempra Energy has knowledge of such event but does not take reasonable steps to cure the default;

  . Sempra Energy does not pay any amount due under the Series A QUIPS Guarantee relating to the Series A QUIPS, if the Series A QUIDS are held by the Trust; or

  . Sempra Energy has given notice of its election to begin a deferral period and has not rescinded such notice, or any deferral period is continuing.

    In such event, Sempra Energy may not take any of the following actions, except as described below:

  . declare or pay any dividend or other distribution on, redeem, purchase or acquire, or make a liquidation payment on any shares of Sempra Energy's capital stock;

  . pay any amount on or repay, redeem or repurchase any debt securities issued by Sempra Energy that rank equal with or junior to the Series A QUIDS; or

  . make any payments under any of Sempra Energy's guarantees if such guarantee ranks equal with or junior to the Series A QUIDS and guarantees payments on any debt securities of any of Sempra Energy's subsidiaries.

    Notwithstanding the foregoing, Sempra Energy may:

  . declare dividends in, or make any payment in, shares of common stock of Sempra Energy;

  . redeem, purchase or acquire its common stock if related to the issuance of common stock under any of Sempra Energy's benefit plans for its directors, officers or employees;

  . declare or pay a dividend in connection with any shareholder's rights plan, issue stock under such plan or redeem, repurchase or acquire any rights distributed pursuant to the plan; or

  . make payments under the Series A QUIPS Guarantee or any other preferred securities guarantee (as described under "Description of the Series A QUIPS--Status of the Series A QUIPS Guarantee" in this prospectus supplement and "Description of Preferred Securities Guarantee" in the accompanying prospectus).

Events of Default

    A "Subordinated Indenture Event of Default" occurs with respect to the Series A QUIDS if:

  (a) Sempra Energy does not pay any interest on any Series A QUIDS within 30 days of the due date, provided that, if Sempra Energy elects to defer an interest payment, the date on which that payment is due will be the date on which Sempra Energy is required to make payment following its deferral;

  (b) Sempra Energy does not pay any principal of or premium on any Series A QUIDS on the due date;

  (c) Sempra Energy remains in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the Subordinated Indenture) in the Subordinated Indenture or the Series A QUIDS for 60 days after Sempra Energy receives a written notice of default stating Sempra Energy is in breach and requiring remedy of the breach; the notice must be sent by either the Subordinated Indenture Trustee or registered holders of at least 25% of the principal amount of the outstanding Series A QUIDS; or

  (d) Sempra Energy files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

Remedies

 Acceleration

    If a Subordinated Indenture Event of Default occurs and is continuing with respect to the Series A QUIDS, then either the Subordinated Indenture Trustee or the registered holders of at least 25% in principal amount of the outstanding Series A QUIDS may declare the principal amount of all of the Series A QUIDS, together with accrued and unpaid interest thereon, to be due and payable immediately.

 Rescission of Acceleration

    After the declaration of acceleration has been made with respect to the Series A QUIDS and before the Subordinated Indenture Trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

  (a) Sempra Energy pays or deposits with the Subordinated Indenture Trustee a sum sufficient to pay:

     (1) all overdue interest on the Series A QUIDS, other than interest which has become due by declaration of acceleration;

     (2) the principal of and any premium on the Series A QUIDS which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

     (3) interest on overdue interest, other than interest which has become due by declaration of acceleration, on the Series A QUIDS to the extent lawful;

     (4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

  (b) all Subordinated Indenture Events of Default with respect to the Series A QUIDS, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture.

    For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

 Control by Registered Holders; Limitations

    If a Subordinated Indenture Event of Default with respect to the Series A QUIDS occurs and is continuing, the registered holders of a majority in principal amount of the outstanding Series A QUIDS, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

  (a) conducting any proceeding for any remedy available to the Subordinated Indenture Trustee with respect to the Series A QUIDS; and

  (b) exercising any trust or power conferred on the Subordinated Indenture Trustee with respect to the Series A QUIDS.

    These rights of registered holders to give directions are subject to the following limitations:

  (a) the registered holders' directions do not conflict with any law or the Subordinated Indenture; and

  (b) the direction is not unduly prejudicial to the rights of holders of the Series A QUIDS who do not join in that action.

    The Subordinated Indenture Trustee may also take any other action it deems proper which is consistent with the registered holders' direction.

    In addition, the Subordinated Indenture provides that no registered holder of Series A QUIDS will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture or for the appointment of a receiver or for any other remedy thereunder unless:

  (a) that registered holder has previously given the Subordinated Indenture Trustee written notice of a continuing Subordinated Indenture Event of Default;

  (b) the registered holders of at least 25% in aggregate principal amount of the outstanding Series A QUIDS have made written request to the Subordinated Indenture Trustee to institute proceedings in respect of that Subordinated Indenture Event of Default and have offered the Subordinated Indenture Trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

  (c) for 60 days after receipt of the notice, the Subordinated Indenture Trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the Subordinated Indenture Trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding Series A QUIDS.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of Series A QUIDS.

    However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

    The Subordinated Indenture Trustee is required to give the registered holders of Series A QUIDS notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the Subordinated Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Subordinated Indenture Trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

    Sempra Energy will furnish the Subordinated Indenture Trustee with an annual statement as to its compliance with the conditions and covenants in the Subordinated Indenture.

Waiver of Default and of Compliance

    The registered holders of a majority in aggregate principal amount of the outstanding Series A QUIDS, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the Series A QUIDS, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the registered holder of each outstanding Series A QUIPS.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

    Sempra Energy has agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

  (a) either Sempra Energy is the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which Sempra Energy is merged or which acquires by sale, transfer, lease or other conveyance Sempra Energy's properties and assets, as an entirety or substantially as an entirety, is a corporation is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the Series A QUIDS and the performance of all of the covenants of Sempra Energy under the Subordinated Indenture; and

  (b) immediately after giving effect to the transaction, no Subordinated Indenture Event of Default, and no event which after notice or lapse of time or both would become a Subordinated Indenture Event of Default, has or will have occurred and be continuing.

    In addition to these conditions, the successor entity must assume all of Sempra Energy's obligations with respect to the Series A QUIPS Guarantee, and such transaction must be permitted under, and not give rise to any violation of, the Declaration or the Series A QUIPS Guarantee.

    Neither the Subordinated Indenture nor the Series A QUIPS Guarantee contains any financial or other similar restrictive covenants.

Modification of Subordinated Indenture

    Without Registered Holder Consent. Without the consent of any registered holders of Series A QUIDS or any other debt securities which may in the future be issued under the Subordinated

Indenture, Sempra Energy and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

  (a) to evidence the succession of another entity to Sempra Energy; or

  (b) to add one or more covenants for the benefit of the holders of all or any series of debt securities, including the Series A QUIDS, or to surrender any right or power conferred upon Sempra Energy; or

  (c) to add any additional events of default for all or any series of debt securities, including the Series A QUIDS; or

  (d) to change or eliminate any provision of the Subordinated Indenture so long as the change or elimination does not apply to any debt securities, including the Series A QUIDS, entitled to the benefit of such provision or to add any new provision to the Subordinated Indenture (in addition to the provisions which may otherwise be added to the Subordinated Indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities, including the Series A QUIDS; or

  (e) to provide security for the debt securities of any series, including the Series A QUIDS; or

  (f) to establish the form or terms of debt securities of any series other than the Series A QUIDS as permitted by the Subordinated Indenture; or

  (g) to evidence and provide for the acceptance of appointment of a separate or successor Subordinated Indenture Trustee; or

  (h) to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of debt securities, including the Series A QUIDS, that do not adversely affect the interests of the holders of debt securities of that series in any material respect.

    The last paragraph under the caption "Description of Debt Securities-- Modification of Indenture--Without Registered Holder Consent" in the accompanying prospectus will not apply to the Series A QUIDS.

    With Registered Holder Consent. Subject to the following sentence, Sempra Energy and the Subordinated Indenture Trustee may, with some exceptions, amend or modify the Subordinated Indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security, including the Series A QUIDS, affected thereby:

  (a) change the stated maturity of the principal or interest on any debt security, including the Series A QUIDS, or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security, including the Series A QUIDS, is payable, or impair the right to bring suit to enforce any payment;

  (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver;

  (c) modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults; or

  (d) modify any provisions relating to subordination or the definition of "senior debt" in a manner adverse to the holders of the subordinated debt securities, including the Series A QUIDS.

    A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of holders of debt securities of one or more particular series, including the Series A QUIDS, will be deemed not to affect the interests under the Subordinated Indenture of the holders of debt securities of any other series. However, any amendment that adversely affects the holders of the Series A QUIPS in any material respect, as well as any termination of the Subordinated Indenture and any waiver of a Subordinated Indenture Event of Default, will require the consent of the holders of a majority in liquidation amount of the Series A QUIPS.

Subordination

    The Series A QUIDS will be subordinated in right of payment to the prior payment in full of all senior debt of Sempra Energy. This means that, upon:

  (a) any distribution of Sempra Energy's assets upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

  (b) acceleration of the maturity of the Series A QUIDS; or

  (c) a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

  (d) acceleration of the maturity of any senior debt as a result of a default,

the holders of all of Sempra Energy's senior debt will be entitled to receive:

     . in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

     . in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the Series A QUIDS are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the Series A QUIDS will instead by paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the Subordinated Indenture Trustee under the Subordinated Indenture or the holders of any of the Series A QUIDS before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the Series A QUIDS will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the Series A QUIDS.

    "senior debt" means with respect to the Series A QUIDS, the principal of, and premium, if any, and interest on any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the Series A QUIDS are issued or thereafter incurred, created or assumed:

  (a) all of Sempra Energy's indebtedness evidenced by notes, debentures, bonds or other securities sold by it for money or other obligations for money borrowed;

  (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Sempra Energy or in effect guaranteed by Sempra Energy through an agreement to purchase, contingent or otherwise; and

  (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities.

    Due to the subordination, if Sempra Energy's assets are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holder of Series A QUIDS. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance and covenant defeasance provisions of the Subordinated Indenture.

    At September 30, 1999, upon giving pro forma effect to this $200 million offering of Series A QUIPS, Sempra Energy's concurrent offering of $500 million of senior notes and issuance of $34 million of commercial paper, Sempra Energy would have had consolidated total liabilities of approximately $8.6 billion, substantially all of which would be senior debt of Sempra Energy or liabilities of its subsidiaries that would effectively rank senior to the Series A QUIDS.

    The Series A QUIDS, the Subordinated Indenture and the Series A QUIPS Guarantee do not limit Sempra Energy's or any of its subsidiaries' ability to incur additional indebtedness, including indebtedness that ranks senior to the Series A QUIDS and the Series A QUIPS Guarantee. We expect that Sempra Energy and its subsidiaries will incur substantial additional amounts of indebtedness in the future.

Defeasance and Covenant Defeasance

    The defeasance provisions of the Subordinated Indenture described under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to the Series A QUIDS. However, because the Series A QUIDS and the related Subordinated Indenture do not contain any financial or other similar restrictive covenants, the covenant defeasance provisions described under that caption in the accompanying prospectus will not apply to the Series A QUIDS. In addition to the conditions of defeasance specified in the accompanying prospectus, Sempra Energy will be required to deliver an opinion of counsel to the effect that a holder of Series A QUIDS will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the Subordinated Indenture. As a result, the tax consequences discussed in the accompanying prospectus in the last two paragraphs under "Description of Debt Securities-- Defeasance and Covenant Defeasance" will not be applicable in the event of a defeasance of the Series A QUIDS.

Satisfaction and Discharge

    The Subordinated Indenture will cease to be of further effect with respect to the Series A QUIDS, and Sempra Energy will be deemed to have satisfied and discharged all of its obligations under the Subordinated Indenture, except as noted below, when:

  . all outstanding Series A QUIDS have become due or will become due within one year at their stated maturity or on a Redemption Date; and

  . Sempra Energy deposits with the Subordinated Indenture Trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding Series A QUIDS.

    Sempra Energy will remain obligated to pay all other amounts due under the Subordinated Indenture and to perform certain ministerial tasks as described in the Subordinated Indenture.

Resignation and Removal of the Trustee; Deemed Resignation

  The Subordinated Indenture Trustee with respect to any series of debt securities, including the Series A QUIDS, may resign at any time by giving written notice to Sempra Energy. The Subordinated Indenture Trustee may also be removed with respect to the Series A QUIDS by act of the registered holders of a majority in principal amount of the then outstanding Series A QUIDS. No resignation or removal of the Subordinated Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture. Under certain circumstances, Sempra Energy may appoint a successor trustee with respect to any series of debt securities, including the Series A QUIDS, and if the successor trustee accepts, the Subordinated Indenture Trustee will be deemed to have resigned.

Payments

    Sempra Energy will pay interest to the direct holders of Series A QUIDS listed in Sempra Energy's records at the close of business on the record date, as discussed below, in advance of each interest payment date. If the Series A QUIDS are distributed in exchange for the Series A QUIPS, Sempra Energy will make payments on the Series A QUIDS in accordance with procedures similar to those described under "Description of the Series A QUIPS--Payment and Paying Agency" in this prospectus supplement.

    Any money paid to the Subordinated Indenture Trustee or any paying agent, or held in trust by Sempra Energy, for payments on any Series A QUIDS, that remains unclaimed at the end of two years after the amount is due will be repaid to Sempra Energy. After that two-year period, a holder of Series A QUIDS may look only to Sempra Energy for payment of those amounts.

 Business Day

    If any payment is due on a day that is not a Business Day, the payment will be made on the following Business Day unless that Business Day is in a different calendar year, in which case the payment will be made on the preceding Business Day. Each payment made on the following or preceding Business Day will have the same force and effect as if made on the original payment due date.

 Record Date

    If the Series A QUIDS are held in book-entry form, the record date will be one Business Day before the relevant interest payment date. If the Series A QUIDS are held in certificated form, the record date will be the 15th day, whether or not a Business Day, before the relevant interest payment date.

Notices

    Notices to be given to holders of Series A QUIDS held in certificated form may be given by mail to their addresses as set forth in Sempra Energy's records. Notices to be given to holders of Series A QUIDS held in book-entry form will be given to DTC in accordance with its procedures.

                              BOOK-ENTRY ISSUANCE

Global Securities

  What is a Global Security?

    The Series A QUIPS initially will be issued in the form of global securities, and, therefore, the ultimate beneficial owners can only be indirect holders. The Trust does this by requiring that the global security be registered in the name of DTC or its nominee, as Depositary, and by requiring that the Series A QUIPS included in the global security not be transferred in the name of any other direct holder unless the special circumstances described below occur. Any person wishing to own Series A QUIPS must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with DTC.

 Special Investor Considerations for Global Securities

    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of DTC, as well as the general laws relating to securities transfers. The Trust does not recognize this type of investor as a holder of Series A QUIPS and instead deals only with DTC or its nominee. See "--The DTC System" below.

    An investor should be aware that because Series A QUIPS are issued only in the form of global securities:

  . the investor cannot get Series A QUIPS registered in his or her or its own name;

  . the investor cannot receive physical certificates for his or her or its interest in the Series A QUIPS;

  . the investor will be a "Street Name" holder and must look to his or her or its own bank or broker for payments on the Series A QUIPS and protection of his or her or its legal rights relating to the Series A QUIPS (see "--"Street Name' and Other Indirect Holders" below);

  . the investor may not be able to sell interests in the Series A QUIPS to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

  . DTC's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security (see "--The DTC System" below); the Trust, Sempra Energy and the Securities Trustees have no responsibility for any aspect of DTC's actions or for its records of ownership interests in the global security, nor do they supervise DTC in any way; and

  . payment for purchases and sales in the market for corporate bonds and notes is generally made in next-day funds. In contrast, DTC will usually require that interests in a global security be purchased or sold within its system using same-day funds. This difference could have some effect on how global security interests trade, but neither Sempra Energy nor the Trust knows what that effect will be.

 Special Situations When Global Security Will Be Terminated

    In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing Series A QUIPS. After that exchange, the choice of whether to hold Series A QUIPS directly or in "Street Name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in Series A QUIPS transferred to their own name, so that they will be direct holders. The rights of "Street Name" investors and direct holders in the Series A QUIPS are described below under "--"Street Name' and Other Indirect Holders" and "--Direct Holders."

    The special situations for termination of a global security are:

  . DTC notifies Sempra Energy or the Trust that it is unwilling, unable or no longer qualified to continue as the depositary for the Series A QUIPS;

  . Sempra Energy in its sole discretion determines that the global security will be exchangeable for certificated Series A QUIPS; or

  . a Declaration Event of Default has occurred and has not been cured and the holders of a majority in liquidation amount of the outstanding Series A QUIPS determine that the global security will be exchangeable for certificated Series A QUIPS.

    When a global security terminates, DTC (and not the Trust, Sempra Energy or the Securities Trustees) is responsible for deciding the names of the institutions that will be the initial direct holders.

"Street Name" and Other Indirect Holders

    Investors who hold Series A QUIPS in accounts at banks or brokers will generally not be recognized by the Trust as legal holders of Series A QUIPS. This is called holding in "Street Name." Instead, the Trust would recognize only the bank or broker that directly holds, or the financial institution the bank or broker uses to hold, its Series A QUIPS. These intermediary banks, brokers and other financial institutions pass along distributions and other payments on the Series A QUIPS, either because they agree to do so in their customer agreements or because they are legally required to. If you plan to hold Series A QUIPS in "Street Name," you should check with your own institution to find out:

  .   how it handles securities payments and notices;

  .   whether it imposes fees or charges;

  .   how it would handle voting if ever required;

  . whether and how you can instruct it to send you Series A QUIPS registered in your own name so you can be a direct holder as described below; and

  . how it would pursue rights under the Series A QUIPS if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

    The Trust's obligations, as well as the obligations of Sempra Energy, the Securities Trustees and those of any third parties employed by the Trust, Sempra Energy or the Securities Trustees, run only to individuals, corporations or other entities who are registered as holders of Series A QUIPS. As noted above, the Trust does not have obligations to you if you hold in "Street Name" or other indirect means, either because you choose to hold Series A QUIPS in that manner or because the Series A QUIPS are issued in the form of global securities as described above. For example, once the Trust makes payment to the registered holder, the Trust has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "Street Name" customer but does not do so.

The DTC System

    DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (the "Participants"). DTC also facilitates the clearance and settlement between Participants of transactions of securities deposited with DTC through changes in the account records of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Underwriters are Participants of the DTC System. Access to DTC's system is also available to other entities such as securities brokers and dealers, banks and trust companies that work through a Participant (the "Indirect Participants").

    When you purchase Series A QUIPS through the DTC system, the purchases must be made by or through a Participant, who will receive credit for the Series A QUIPS on DTC's records. Since you actually own the Series A QUIPS, you are the beneficial owner and your ownership interest will only be recorded on the Participants' or Indirect Participants' records. DTC has no knowledge of your individual ownership of the Series A QUIPS. DTC's records only show the identity of the Participants and the amount of the Series A QUIPS held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic statement directly from DTC. You will receive these from your Participant or Indirect Participant. Thus, the Participants or Indirect Participants are responsible for keeping accurate account of the holdings of their customers like you.

    Any redemption notices will be sent by Sempra Energy and the Trust directly to DTC, who will in turn inform the Participants, who will then contact you as a beneficial holder. If less than all of the Series A QUIPS are being redeemed, DTC's current practice is to choose by lot the amount of the interest of each Participant to be redeemed. The Participant will then use an appropriate method to allocate the redemption price among its beneficial holders like you.

    It is DTC's current practice, upon receipt of any payment of distributions or liquidation amount, to credit Participants' accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Participants whose accounts are credited with Series A QUIPS on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in the global securities, and voting by Participants, will be based on the customary practices between the Participants and owners of beneficial interests, as is the case with the Series A QUIPS held for the account of customers registered in "Street Name." However, payments will be the responsibility of the Participants and not of DTC, the Securities Trustees, the Trust or Sempra Energy.

    We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC's book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Registration of Series A QUIDS

    The Series A QUIDS initially will be issued in certificated form and registered in the name of the Property Trustee. If in the future the Series A QUIDS are distributed to the holders of Series A QUIPS in exchange for the Series A QUIPS and at that time the Series A QUIPS are represented by a global security, the Series A QUIDS would also be represented by a global security. In this event, we expect that the book-entry arrangements applicable to the Series A QUIDS would be similar to those applicable to the Series A QUIPS.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

    In the opinion of Latham & Watkins, counsel to Sempra Energy and the Trust, the following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of Series A QUIPS. This summary addresses only the tax consequences to a person that acquires Series A QUIPS on their original issue date at their original offering price and who is a United States Holder. A "United States Holder" is:

  .   an individual citizen or resident of the United States;

  . a corporation organized under the laws of the United States, any state or the District of Columbia;

  . an estate the income of which is subject to U.S. federal income tax without regard to its source; or

  . a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

    This summary does not purport to deal with all aspects of taxation that may be relevant to a holder in light of such holder's personal investments or tax circumstances, or to holders who receive special treatment under the federal income tax laws, including, without limitation:

  . persons that are not United States Holders, except as described below under "--Non-United States Holders";

  .   financial institutions;

  .   insurance companies;

  .   regulated investment companies;

  .   real estate investment trusts;

  .   tax exempt organizations;

  .   broker-dealers;

  . persons who will hold Series A QUIPS as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for U.S. federal income tax purposes;

  .   persons whose functional currency is not the U.S. dollar; or

  .   persons who do not hold Series A QUIPS as capital assets.

    This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. These changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly having an adverse affect on a beneficial owner of Series A QUIPS.

    The authorities on which this summary is based are subject to various interpretations, and it is possible that the U.S. federal income tax treatment of the purchase, ownership and disposition of Series A QUIPS may differ from the treatment described below.

    You are advised to consult with your own tax advisors in light of your own particular circumstances as to the U.S. federal tax consequences of the purchase, ownership and disposition of Series A QUIPS, as well as the effect of any state, local or foreign tax laws and potential changes in applicable tax laws.

Classification of the Series A QUIDS and the Trust

    Sempra Energy, the Trust and the holders of the Series A QUIPS (by the acceptance of a beneficial interest in a Series A QUIPS) have agreed to treat the Series A QUIDS as indebtedness for all United States tax purposes and the Series A QUIPS as evidence of an indirect beneficial ownership interest in the Series A QUIDS. Given such treatment and assuming full compliance with the terms of the Declaration, the Indenture and certain other documents, the Trust will be treated as a "grantor trust" and not as an association taxable as a corporation and the Series A QUIDS will be treated as indebtedness for U.S. federal income tax purposes. As a result, each beneficial owner of Series A QUIPS will be required to include in its gross income its pro rata share of the interest income, including original issue discount ("OID"), paid or accrued with respect to the Series A QUIDS, whether or not cash is actually distributed to the holders. See "--Interest Income and Original Issue Discount" below.

Interest Income and Original Issue Discount

    Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether the debt instrument is issued with OID. As a result of terms and conditions of the Series A QUIDS that prohibit certain payments with respect to Sempra Energy's capital stock and indebtedness if Sempra Energy elects to defer interest payment periods, Sempra Energy believes that the likelihood of its exercising its option to defer payments is remote. See "Description of the Series A QUIPS--Distributions." Based on the foregoing, Sempra Energy believes that the Series A QUIDS will not be considered to be issued with OID at the time of their original issuance. Accordingly, the following discussion assumes that unless and until Sempra Energy exercises its option to defer any payment of interest, the Series A QUIDS will not be treated as issued with OID.

    Under the Treasury regulations, if Sempra Energy exercises its option to defer any payment of interest, the Series A QUIDS would at that time be treated as issued with OID, and all stated interest on the Series A QUIDS would thereafter be treated as OID as long as the Series A QUIDS remained outstanding. In this event, all of a holder's taxable interest income with respect to the Series A QUIDS would be accounted for as OID on an economic accrual basis regardless of such holder's method of tax accounting. Consequently, a holder would be required to include OID in gross income even though Sempra Energy would not make any actual cash payments during a deferral period and actual distributions of stated interest would not be reported as taxable income.

    The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation described above.

    Because income on the Series A QUIPS will constitute interest or OID, corporate United States Holders of the Series A QUIPS will not be entitled to a dividends-received deduction with respect to any income taken into account with respect to the Series A QUIPS.

    Subsequent uses of the term "interest" in this summary include income in the form of OID.

Distribution of Series A QUIDS to Holders of Series A QUIPS Upon Liquidation of the Trust

    A distribution by the Trust of the Series A QUIDS as described under the caption "Description of the Series A QUIPS--Exchange of Series A QUIPS for Series A QUIDS" will be nontaxable. This distribution will result in the holder of Series A QUIPS receiving directly its pro rata share of the Series A QUIDS, with a holding period and aggregate tax basis equal to the aggregate tax basis the holder had in its Series A QUIPS before the distribution.

    If, however, the liquidation of the Trust were to occur because the Trust is subject to U.S. federal income tax with respect to income accrued or received on the Series A QUIDS, the distribution of Series A QUIDS to a holder of Series A QUIPS would be a taxable event to the Trust and each holder of Series A QUIPS, and each such holder would recognize gain or loss as if the holder had exchanged its Series A QUIPS for the Series A QUIDS upon liquidation of the Trust. A holder of Series A QUIPS will include interest in income in respect of Series A QUIDS received from the Trust in the manner described above under "--Interest Income and Original Issue Discount."

Sale or Redemption of Series A QUIPS

    A holder that sells Series A QUIPS, including through a redemption for cash, will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Series A QUIPS and the amount realized on the sale of such Series A QUIPS. Assuming that Sempra Energy does not defer interest payments on the Series A QUIDS, a holder's adjusted tax basis in the Series A QUIPS generally will be such holder's initial purchase price. If the Series A QUIDS are deemed to be issued with OID as a result of Sempra Energy's deferral of interest payments, a holder's adjusted tax basis in the Series A QUIPS generally will be such holder's initial purchase price, increased by OID previously includible in such United States Holder's gross income to the date of disposition and decreased by distributions or other payments received on the Series A QUIPS from, and including, the date of the first deferral period.

    This gain or loss generally will be a capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to such holder's pro rata share of the Series A QUIDS required to be included in income, and generally will be long-term capital gain or loss if the Series A QUIPS have been held for more than one year. Long-term capital gain of a non-corporate holder is generally subject to a maximum tax rate of 20%.

    If Sempra Energy defers any interest payment on the Series A QUIDS, the Series A QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the Series A QUIDS. A holder who sells Series A QUIPS between record dates for payments of distributions will be required to include accrued but unpaid interest on the Series A QUIDS through the date of disposition as ordinary income and to add the amount of the accrued but unpaid interest to the holder's adjusted tax basis in the Series A QUIPS. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, a holder cannot offset ordinary income against capital losses for U.S. federal income tax purposes.

Backup Withholding Tax and Information Reporting for United States Holders

    The amount of interest income paid and OID accrued on the Series A QUIPS held of record by United States Holders, other than corporations and other exempt United States Holders, will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to a non-exempt United States Holder unless the United States Holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

    Payment of the proceeds from the disposition of Series A QUIPS to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder establishes an exemption from information reporting and backup withholding.

    Any amounts withheld from a holder under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS. It is anticipated that income on the Series A QUIPS will be reported to holders on Form 1099, and mailed to holders of the Series A QUIPS by January 31 following each calendar year.

Possible Tax Law Changes

    You should be aware that legislation has been proposed by the Clinton Administration in the past that, if enacted, would have denied an interest expense deduction to issuers of instruments such as the Series A QUIDS. While legislation of that kind is not currently pending, the Trust can give no assurance that similar legislation will not ultimately be enacted into law, or that other developments will not occur on or after the date of this prospectus supplement that would adversely affect the tax treatment of the Series A QUIDS or the Trust. Changes of that kind also could give rise to a Tax Event.

Non-United States Holders

    A "Non-United States Holder" is a person who is not a United States Holder. Please note that if you pay federal income tax on a net basis on income or gain with respect to the Series A QUIPS because such income or gain is effectively connected with the conduct of a United States trade or business, this disclosure does not cover the United States federal tax rules that apply to you.

    Payments by the Trust to any holder of Series A QUIPS who or which is a Non-United States Holder will generally not be subject to U.S. federal income tax or withholding tax, provided that:

  (1) the beneficial owner of the Series A QUIPS does not actually or constructively own 10 percent or more of the total combined voting power of all classes of voting stock of Sempra Energy;

  (2) the beneficial owner of the Series A QUIPS is not a controlled foreign corporation that is related to Sempra Energy through stock ownership; and

  (3) either (A) the beneficial owner of the Series A QUIPS certifies to the Trust, under penalty of perjury, that it is not a United States Holder and provides its name and address on a Form W-8 or suitable substitute form, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the Series A QUIPS in such capacity, certifies to the Trust, under penalty of perjury, that it has received such statement from the beneficial owner or from another entity described in (B) between it and the beneficial owner and furnishes the Trust with a copy thereof.

    A Non-United States Holder of a Series A QUIPS will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, redemption, retirement, or other disposition of a Series A QUIPS (other than gain attributable to accrued interest, which is addressed in the preceding paragraph) unless:

  (1) the Non-United States Holder is an individual who is present in the U.S. for 183 days or more during the taxable year and meets certain other conditions; or

  (2) the Non-United States Holder is subject to tax under provisions of U.S. tax law applicable to U.S. expatriates, including former citizens or residents of the United States.

    Treasury regulations that are generally effective with respect to payments after December 31, 2000, would provide alternative methods for satisfying the certification requirement described in clauses (3)(A) and (3)(B) above. Such regulations also would require, in the case of Series A QUIPS held by a foreign partnership, that:

  . the certification described in clause (3) above be provided by the partners rather than by the foreign partnership; and

  . the partnership provides certain information, including a U.S. taxpayer identification number.

    A look-through rule would apply in the case of tiered partnerships.

Backup Withholding and Information Reporting for Non-United States Holders

    If a Non-United States Holder receives payments of interest or principal directly from the Trust or through the United States office of a custodian, nominee, agent or broker, there is the possibility that both backup withholding at a rate of 31% and information reporting will apply to such payments. With respect to interest payments made on the Series A QUIPS, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8 or substitute form, that you are not a United States person for United States federal income tax purposes.

    Moreover, backup withholding or information reporting generally will not apply to proceeds received on the sale, exchange, redemption, or other disposition of the Series A QUIPS, if a Non-United States Holders properly provides, generally on Form W-8 or a substitute form, a statement that he or she is an "exempt foreign person" for purposes of the broker reporting rules and other required information. If a Non-United States Holder is not required to pay United States federal income or withholding tax on the sale or other disposition of the Series A QUIPS, as described above under "Non-United States Holders," he or she will generally qualify as an "exempt foreign person" for purposes of the broker reporting rules.

    If payments of principal and interest are made to a Non-United States Holder outside the United States by or through the foreign office of its foreign custodian, nominee or other agent, or if such Non-United States Holder receives the proceeds of the sale of the Series A QUIPS through a foreign office of a "broker," as defined in the pertinent Treasury regulations, backup withholding or information reporting will generally not apply to such payments. Backup withholding and information reporting will apply, however, if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that the payee is a United States person. Information reporting, but not backup withholding, will apply to payments if the payment is made by a foreign office of a custodian, nominee, agent or broker that is a United States person or a controlled foreign corporation for United States federal income tax purposes, or that derives 50% or more of its gross income from the conduct of a United States trade or business for a specified three year period, unless the broker has in its records documentary evidence that you are a Non-United States Holder and other conditions specified in the Code are met.

    Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

New Backup Withholding Regulations

    New regulations relating to withholding tax on income paid to foreign persons will generally be effective for payments made after December 31, 2000, subject to some transition rules. The new withholding regulations modify and, in general, unify the way in which a Non-United States Holder establishes its status as a Non-United States "beneficial owner" eligible for withholding exemptions including the portfolio interest exemption, a reduced treaty rate or an exemption from backup withholding. For example, the new regulations will require new forms, which you will generally have to provide earlier than you would have had to provide replacements for expiring existing forms.

    The new withholding regulations clarify withholding agents' reliance standards. They also require additional certifications for claiming treaty benefits. The new withholding regulations also provide somewhat different procedures for foreign intermediaries and flow-through entities, such as foreign partnerships, to claim the benefit of applicable exemptions on behalf of non-United States beneficial owners for which or for whom they receive payments.

    When a Non-United States Holder purchases the Series A QUIPS, the holder will be required to submit certification that complies with the temporary Treasury regulations in order to obtain an available exemption from or reduction in withholding tax. The new withholding regulations provide that certifications satisfying the requirements of the new withholding regulations will be deemed to satisfy the requirement of the Treasury regulations now in effect. In any case, the Non-United States Holder must provide certifications that comply with the provisions of the new withholding regulations, where required, not later than December 31, 2000, if the United States Holder remains as a holder on such date, unless the Non-United States Holder receives payments on the Series A QUIPS through a qualified intermediary, as defined in the new withholding regulations, that has provided a proper certification on the Non-United States Holder's behalf. If the Non-United States Holder is claiming a benefit under an income tax treaty and not relying on the portfolio interest exemption, the holder should be aware that the holder may be required to obtain a taxpayer identification number and to certify the holder's eligibility under the applicable treaty's limitations on benefits article in order to comply with the new withholding regulations' certification requirements.

    The new withholding regulations are complex and this summary does not completely describe them. Please consult your tax advisor to determine how the new withholding regulations will affect your particular circumstances.

                                  UNDERWRITING

    Sempra Energy, the Trust and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement (the "Underwriting Agreement") and a pricing agreement (the "Pricing Agreement") with respect to the Series A QUIPS. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of Series A QUIPS indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Charles Schwab & Co., Inc., PaineWebber Incorporated and Prudential Securities Incorporated are the representatives of the Underwriters.

                                                                    Number of
                            Underwriters                          Series A QUIPS
                            ------------                          --------------
   Goldman, Sachs & Co. .........................................     890,000
   Merrill Lynch, Pierce, Fenner & Smith Incorporated............     885,000
   Morgan Stanley & Co. Incorporated.............................     885,000
   Salomon Smith Barney Inc. ....................................     885,000
   Charles Schwab & Co., Inc. ...................................     885,000
   PaineWebber Incorporated......................................     885,000
   Prudential Securities Incorporated............................     885,000
   Banc of America Securities LLC................................      80,000
   Bear, Stearns & Co. Inc. .....................................      80,000
   CIBC World Markets Corp. .....................................      80,000
   Dain Rauscher Incorporated....................................      80,000
   Deutsche Bank Securities Inc. ................................      80,000
   Donaldson, Lufkin & Jenrette Securities Corporation...........      80,000
   A.G. Edwards & Sons, Inc. ....................................      80,000
   First Union Securities, Inc. .................................      80,000
   Lehman Brothers Inc. .........................................      80,000
   Sutro & Co. Incorporated......................................      80,000
   Wachovia Securities, Inc......................................      80,000
   Advest, Inc...................................................      40,000
   Robert W. Baird & Co. Incorporated............................      40,000
   J.C. Bradford & Co............................................      40,000
   Crowell, Weedon & Co..........................................      40,000
   Fahnestock & Co. Inc..........................................      40,000
   Fifth Third Securities, Inc...................................      40,000
   First Security Van Kasper.....................................      40,000
   Gruntal & Co., L.L.C..........................................      40,000
   J.J.B. Hilliard, W.L. Lyons, Inc..............................      40,000
   Janney Montgomery Scott LLC...................................      40,000
   Legg Mason Wood Walker, Incorporated..........................      40,000
   McDonald Investments Inc., a KeyCorp Company..................      40,000
   McGinn, Smith & Co., Inc......................................      40,000
   Morgan Keegan & Company, Inc..................................      40,000
   Olde Discount Corporation.....................................      40,000
   Raymond James & Associates, Inc...............................      40,000
   Redwood Securities Group, Inc.................................      40,000
   The Robinson-Humphrey Company, LLC............................      40,000
   Muriel Siebert & Co., Inc. ...................................      40,000
   TD Securities (USA) Inc.......................................      40,000
   Tucker Anthony Incorporated...................................      40,000
   U.S. Bancorp Piper Jaffray Inc................................      40,000
   Wedbush Morgan Securities Inc. ...............................      40,000
                                                                    ---------
     Total.......................................................   8,000,000
                                                                    =========

    Because the Trust will invest the proceeds from the sale of the Series A QUIPS in the Series A QUIDS issued by Sempra Energy, the Underwriting Agreement provides that Sempra Energy will pay an underwriting commission of $0.7875 per Series A QUIPS (or $6,300,000 for all Series A QUIPS) to the Underwriters, as compensation.

    The Series A QUIPS sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any Series A QUIPS sold by the Underwriters to securities dealers may be sold at a discount of up to $0.50 per Series A QUIPS from the initial public offering price. Any such securities dealers may resell any Series A QUIPS purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $0.45 per Series A QUIPS. If all the Series A QUIPS are not sold at the initial public offering price, the representatives of the Underwriters may change the offering price and other selling terms.

    Sempra Energy and the Trust have agreed with the Underwriters, during the period beginning from the date of the Pricing Agreement and continuing to and including the later of (i) the termination of trading restrictions on the Series A QUIPS, as determined by the representatives of the Underwriters and
(ii) 30 days after the Time of Delivery (as defined in the Underwriting Agreement), not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any other beneficial interests in the assets of any trust, or any preferred securities or any other securities of any trust or of Sempra Energy, as the case may be, that are substantially similar to the Series A QUIPS (including any guarantee of such securities) or any securities that are convertible into or exchangeable for, or that represent the right to receive preferred securities or any substantially similar securities of any trust or of Sempra Energy, or any debt securities of Sempra Energy (other than the Series A QUIDS and the senior notes to be issued by Sempra Energy) which mature more than one year after the Time of Delivery (other than the commercial notes issued pursuant to Sempra Energy Holdings' commercial paper program) and which are substantially similar to the Series A QUIPS, without the prior written consent of the representatives of the Underwriters.

    Prior to this offering, there has been no public market for the Series A QUIPS. Application has been made to list the Series A QUIPS on the New York Stock Exchange. If approved, trading in the Series A QUIPS on the New York Stock Exchange is expected to begin within the 30-day period after the initial delivery of the Series A QUIPS. In order to meet one of the requirements for listing the Series A QUIPS, the Underwriters have undertaken to sell the Series A QUIPS to a minimum of 400 beneficial owners. The representatives of the Underwriters have advised Sempra Energy and the Trust that they intend to make a market in the Series A QUIPS prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A QUIPS.

    In connection with the offering, the Underwriters may purchase and sell the Series A QUIPS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater amount of Series A QUIPS than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series A QUIPS while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting commissions received by it because the Underwriters have repurchased Series A QUIPS sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Series A QUIPS. As a result, the price of the Series A QUIPS may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

    A prospectus in electronic format will be made available on the web sites maintained by the electronic syndicate managers of this offering or their affiliates and may also be made available on web sites maintained by other Underwriters or their affiliates. The Underwriters may agree to allocate a number of shares to Underwriters for sale to their online brokerage account holders. Allocations will be made by the lead managers to Underwriters that may make internet distributions on the same basis as other allocations.

    Sempra Energy estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $330,000.

    Sempra Energy and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to Sempra Energy and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering will be passed upon on behalf of Sempra Energy and the Trust by Latham & Watkins, Los Angeles, California. Matters of Delaware law relating to the validity of the Series A QUIPS will be passed upon on behalf of Sempra Energy and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to Sempra Energy and the Trust. The validity of the Series A QUIDS and the Series A QUIPS Guarantee will be passed upon on behalf of Sempra Energy and the Trust by Gary
W. Kyle, Chief Corporate Counsel of Sempra Energy. Latham & Watkins, Los Angeles, California, also will pass upon matters relating to United States federal income tax considerations. Certain legal matters will be passed upon for the Underwriters by Brown & Wood llp, San Francisco, California.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements, the related financial statement schedule and the supplemental schedule of summarized financial information as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference into Sempra Energy's registration statement on Form S-3 filed with the Securities and Exchange Commission on May 5, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports.

    PROSPECTUS

                                $1,000,000,000

                                 SEMPRA ENERGY
         Debt Securities, Common Stock, Preferred Stock and Guarantees

                            SEMPRA ENERGY HOLDINGS
                  Debt Securities Guaranteed by Sempra Energy

                         SEMPRA ENERGY CAPITAL TRUST I
                        SEMPRA ENERGY CAPITAL TRUST II
                        SEMPRA ENERGY CAPITAL TRUST III
               Preferred Securities Guaranteed by Sempra Energy

                               ----------------

    We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

    Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Sempra Energy

    Sempra Energy may offer and sell the following securities:
  . debt securities
  . common stock
  . preferred stock
  . guarantees of debt securities and preferred securities

Sempra Energy Holdings

    Sempra Energy Holdings may offer and sell debt securities, guaranteed by Sempra Energy.

The Sempra Energy Trusts

    Sempra Energy Capital Trust I, Sempra Energy Capital Trust II and Sempra Energy Capital Trust III may offer and sell preferred securities, guaranteed by Sempra Energy.

                               ----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is May 18, 1999.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
ABOUT THIS PROSPECTUS....................................................   1
FORWARD-LOOKING STATEMENTS...............................................   2
WHERE YOU CAN FIND MORE INFORMATION......................................   2
SEMPRA ENERGY............................................................   4
SEMPRA ENERGY HOLDINGS...................................................   4
THE TRUSTS...............................................................   5
USE OF PROCEEDS..........................................................   6
RATIO OF SEMPRA ENERGY EARNINGS TO FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS.........................................................   6
DESCRIPTION OF SECURITIES................................................   7
DESCRIPTION OF DEBT SECURITIES...........................................   7
DESCRIPTION OF SEMPRA ENERGY'S COMMON STOCK AND PREFERRED STOCK..........  18
DESCRIPTION OF PREFERRED SECURITIES......................................  22
DESCRIPTION OF PREFERRED SECURITIES GUARANTEES ..........................  28
EXPERTS..................................................................  31
VALIDITY OF THE SECURITIES AND THE GUARANTEES............................  31
PLAN OF DISTRIBUTION.....................................................  31

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a "shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the "SEC." By using a shelf registration statement, we may sell up to $1,000,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information."

    This prospectus does not contain separate financial statements for Sempra Energy Holdings or the trusts. Sempra Energy files consolidated financial information with the SEC that includes Sempra Energy Holdings and each of the trusts. The trusts do not have any independent function other than to issue securities and to purchase subordinated notes from Sempra Energy. We do not believe that additional financial information regarding Sempra Energy Holdings or the Trusts would be useful to you.

    You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the additional information described under the heading "Where You Can Find More Information" may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of our management, based on information currently available to our management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions, we are making forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations set forth under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K incorporated by reference into this prospectus.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results and shareholder value may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and value are beyond our ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future including, among others, our ability to achieve synergies and revenue growth, national, international, regional and local economic, competitive and regulatory conditions and developments, technological developments, capital market conditions, inflation rates, interest rates, energy markets, weather conditions, business and regulatory or legal decisions, the pace of deregulation of retail natural gas and electricity, the timing and extent of changes in commodity prices for oil, natural gas and electricity, and some agricultural products, the timing and success of business development efforts, and other uncertainties, all of which are difficult to predict and many of which are beyond our control. You are cautioned not to put undue reliance on any forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    You should also consider any other factors contained in this prospectus or in any accompanying supplement, including the information incorporated by reference into this prospectus or into any accompanying supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

    Sempra Energy files reports, proxy statements and other information with the SEC. Information filed with the SEC by Sempra Energy can be inspected and copied at the Public Reference Room maintained by the SEC and at the Regional Offices of the SEC as follows:

   Public Reference Room     New York Regional Office      Chicago Regional Office
   450 Fifth Street, N.W.      7 World Trade Center            Citicorp Center
         Room 1024                  Suite 1300             500 West Madison Street
   Washington, D.C. 20549    New York, New York 10048            Suite 1400
                                                        Chicago, Illinois 60661-2551

    You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as Sempra Energy, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    Sempra Energy's common stock is listed on the New York Stock Exchange (NYSE: SRE), and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning Sempra Energy can be inspected at its offices at 101 Ash Street, San Diego, California 92101.

    This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or Sempra Energy, as indicated below. Forms of the indentures, the declarations of trust and other documents establishing the terms of the offered securities and the guarantees are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

    The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about Sempra Energy.

      Sec Filings (File No. 1-14201)                     Period
      ------------------------------                     ------
   Annual Report on Form 10-K.......... Year ended December 31, 1998
   Current Reports on Form 8-K......... Filed February 23, 1999, April 2, 1999,
                                         April 14, 1999 and May 5, 1999
   Registration Statement on Form 8-A.. Filed June 5, 1998

    We are also incorporating by reference all additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities described in this prospectus.

    Sempra Energy will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

     Sempra Energy
     101 Ash Street
     San Diego, California 92101
     Attention: Corporate Secretary
     Telephone: (619) 696-2034

                                 SEMPRA ENERGY

    Sempra Energy, based in San Diego, is a Fortune 500 energy services company. Through two regulated utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, Sempra Energy serves over 21 million consumers, the largest customer base of any gas, electric or combination gas and electric utility in the United States. Natural gas service is provided throughout Southern California and portions of Central California through over 5.5 million active meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.2 million active meters. Through other subsidiaries, Sempra Energy also provides other energy-related products and services.

    The information above concerning Sempra Energy and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning Sempra Energy and its subsidiaries, you should refer to the information described in "Where You Can Find More Information."

    Sempra Energy's offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2000.

                             SEMPRA ENERGY HOLDINGS

    Sempra Energy Holdings is a wholly-owned subsidiary of Sempra Energy. It is a holding company for some of the other subsidiaries of Sempra Energy that are not subject to California utility regulation. Its principal direct and indirect subsidiaries currently are:

  . Sempra Energy Solutions provides energy-related products and services to commercial, industrial, governmental, institutional and consumer markets. Its principal subsidiaries are Sempra Energy Trading and CES/Way.

  . Sempra Energy Trading, a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and associated commodities. Sempra Energy Trading serves a broad range of customers, including electric and gas utilities, industrial and large commercial end users, and major energy marketers. It specializes in high-volume transactions and provides its customers with customized energy delivery and pricing programs.

  . CES/Way provides energy-efficiency engineering services for government and institutional customers.

  . Sempra Energy Resources acquires and develops power plants for the competitive market and operates natural gas storage, production and transportation assets. Sempra Energy Resources' power plants use state-of-the-art, combined-cycle power generation technology and natural gas to generate electricity for the wholesale market and retail electric providers, including utilities, marketers and large energy users.

  . Sempra Energy International engages in energy-infrastructure projects outside the United States, including natural gas transmission and distribution systems. It currently has interests in gas distribution partnerships in Mexico, Argentina and Uruguay.

    Sempra Energy Holdings may, in the future, engage in other businesses.

    Sempra Energy Holdings' offices are located at 101 Ash Street, San Diego, California 92101 and the telephone number is (619) 696-2034.

                                   THE TRUSTS

    Sempra Energy created three Delaware business trusts pursuant to three Declarations of Trust. The trusts are named Sempra Energy Capital Trust I, Sempra Energy Capital Trust II and Sempra Energy Capital Trust III. Sempra Energy will file an Amended and Restated Declaration of Trust (a "Declaration") for each trust, which will state the terms and conditions for each trust to issue and sell its preferred securities and common securities. A form of Declaration is filed as an exhibit to the registration statement of which this prospectus forms a part.

    Each trust will exist solely to:

  . issue and sell its preferred securities (representing undivided beneficial interests in the trust) to the public;

  . issue and sell its common securities (representing undivided beneficial interests in the trust) to Sempra Energy;

  . use the proceeds from the sale of its preferred and common securities to purchase a series of Sempra Energy's subordinated debt securities;

  . distribute the cash payments it receives on the subordinated debt securities it owns to the holders of the preferred and common securities;

  . maintain its status as a grantor trust for federal income tax purposes; and

  . engage in other activities that are necessary or incidental to these purposes.

    Sempra Energy will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of the trust's total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the preferred securities. However, if Sempra Energy defaults on the related subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinate to the preferred securities in priority of payment.

    The preferred securities will be guaranteed by Sempra Energy as described later in this prospectus.

    Sempra Energy has appointed five trustees to conduct each trust's business and affairs:

  .   The Bank of New York ("property trustee");

  .   The Bank of New York ("Delaware trustee"); and

  .   Three Sempra Energy officers ("regular trustees").

    Only Sempra Energy, as owner of the common securities, can remove or replace the trustees. In addition, Sempra Energy can increase or decrease the number of trustees. However, the majority of trustees will always be regular trustees.

    Sempra Energy will pay all fees and expenses related to each trust and each offering of the related preferred securities and will pay all ongoing costs and expenses of each trust, except the respective trust's obligations under the related preferred and common securities.

    The trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because no trust will have any independent operations. Each trust exists solely for the reasons summarized above.

                                USE OF PROCEEDS

    Unless stated otherwise in the applicable prospectus supplement, the net proceeds from the sale of the offered securities will be:

  . used by Sempra Energy and/or its subsidiaries for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes; and

  . used by the respective trusts to purchase subordinated debt securities of Sempra Energy.

                RATIO OF SEMPRA ENERGY EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the ratio of Sempra Energy earnings to combined fixed charges and preferred stock dividends for Sempra Energy for each of the five years in the five-year period ended December 31, 1998:

                                                           December 31,
                                                     ------------------------
                                                     1994 1995 1996 1997 1998
                                                     ---- ---- ---- ---- ----
   Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends....................... 2.94 3.13 3.67 3.75 2.73

                           DESCRIPTION OF SECURITIES

    The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities offered by us, please refer to:

  . the indenture between Sempra Energy and Citibank, N.A., as trustee relating to the issuance of each series of senior debt securities by Sempra Energy;

  . the indenture ("subordinated indenture") between Sempra Energy and The Bank of New York, as trustee relating to the issuance of each series of subordinated debt securities by Sempra Energy;

  . the indenture among Sempra Energy Holdings, Sempra Energy, as Guarantor and U.S. Bank Trust Company, as trustee relating to the issuance of each series of senior debt securities by Sempra Energy Holdings;

  .   the Declaration of each trust; and

  . Sempra Energy's guarantee of the preferred securities issued by each trust.

    Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the "indentures" and individually referred to as an "indenture." The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

                         DESCRIPTION OF DEBT SECURITIES

    The following description sets forth the general terms and provisions of the debt securities that Sempra Energy and Sempra Energy Holdings may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities in the case of Sempra Energy and as senior debt securities in the case of Sempra Energy Holdings. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of the company issuing the senior debt security (either Sempra Energy or Sempra Energy Holdings). The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth in the prospectus supplement for the securities. See "--Subordination" below. Throughout this description, references to "we," "us" and "our" should be read to refer to the company issuing the particular securities, unless the context indicates that "we," "us" or "our" refers to both Sempra Energy and Sempra Energy Holdings.

    Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

    Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

General

    We may issue an unlimited amount of debt securities under the indentures in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

    The debt securities of Sempra Energy and Sempra Energy Holdings will be unsecured obligations of the company issuing the security, and the debt securities of Sempra Energy Holdings will be unconditionally guaranteed by Sempra Energy as to payment of principal, premium, if any, and interest. See "Guarantee of Sempra Energy; Holding Company Structure."

    Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture (including any pricing supplement) and a board resolution of the issuing company or in one or more officer's certificates of the issuing company pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

  (a) the title of the debt securities;

  (b) any limit upon the principal amount of the debt securities;

  (c) the date or dates on which principal will be payable or how to determine the dates;

  (d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the "interest payment dates;" and any record dates for the interest payable on the interest payment dates;

  (e) any obligation or option of the issuing company to redeem, purchase or repay debt securities, or any option of the registered holder to require the issuing company to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

  (f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

  (g) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

  (h) any other terms of the debt securities.

(See Section 301.)

Guarantee of Sempra Energy; Holding Company Structure

    Sempra Energy will unconditionally guarantee the payment of principal of and any premium and interest on the debt securities issued by Sempra Energy Holdings, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of the debt securities and the indenture. These guarantees are referred to as the "debt securities guarantees" in this prospectus. The debt securities guarantees will remain in effect until the entire principal of and any premium and interest on the debt securities has been paid in full or otherwise discharged in accordance with the provisions of the indenture. (See Article Fourteen.)

    Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy's cash flow and its ability to meet its obligations under its debt securities and the debt securities guarantees are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities or, except for Sempra Energy Holdings, the debt securities guarantees.

    Because Sempra Energy is a holding company, its obligations under the debt securities and the debt securities guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy's rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy and any debt securities guarantees, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary's creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy's claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by Sempra Energy. Although agreements to which Sempra Energy and its subsidiaries are parties limit the incurrence of additional indebtedness, both Sempra Energy and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

    In addition, Sempra Energy Holdings also conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, the discussion above is equally applicable to Sempra Energy Holdings and the debt securities it issues.

Payment of Debt Securities--Interest

    Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid.

    However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

  (a) We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

  (b) Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities--Principal

    Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

    In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002.)

Form; Transfers; Exchanges

    The debt securities will be issued

  (a) only in fully registered form;

  (b) without interest coupons; and

  (c) in denominations that are even multiples of $1,000.

    You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

    You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers.

    In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

    Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Redemption

    We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104.)

    Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

    We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104.)

Events of Default

    An "event of default" occurs with respect to debt securities of any series if:

  (a) we do not pay any interest on any debt securities of the applicable series within 60 days of the due date;

  (b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

  (c) we remain in breach of a covenant or warranty (excluding covenants and warranties solely applicable to a specific series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of 25% of the principal amount of debt securities of the affected series;

  (d) the debt securities guarantees on any series

     (1) cease to be effective (except in accordance with their terms),

     (2) are found in any judicial proceeding to be unenforceable or invalid, or

     (3) are denied or disaffirmed (except in accordance with their terms);

  (e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

  (f) any other event of default specified in the prospectus supplement occurs.

(See Section 501.)

    No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture.

Remedies

 Acceleration

    If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502.)

 Rescission of Acceleration

    After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if

  (a) we pay or deposit with the trustee a sum sufficient to pay

     (1) all overdue interest;

     (2) the principal of and any premium which have become due otherwise than by the declaration of acceleration and overdue interest on these amounts;

     (3) interest on overdue interest to the extent lawful;

     (4) all amounts due to the trustee under the indenture; and

  (b) all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture.

(See Section 502.)

    For more information as to waiver of defaults, see "Waiver of Default and of Compliance" below.

 Control by Registered Holders; Limitations

    Subject to the indenture, if an event of default with respect to the debt securities of any one series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right to

  (a) direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or

  (b) exercise any trust or power conferred on the trustee with respect to the debt securities of the series.

    If an event of default is continuing with respect to more than one series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series, considered as one class, will have the right to make such direction, and not the registered holders of the debt securities of any one of the series. These rights of registered holders to make direction are subject to the following limitations:

  (a) the registered holders' directions will not conflict with any law or the indenture; and

  (b) the registered holders' directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

    The trustee may also take any other action it deems proper which is consistent with the registered holders' direction. (See Sections 512 and 603.)

    In addition, the indenture provides that no registered holder of any debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless

  (a) that registered holder has previously given the trustee written notice of a continuing event of default;

  (b) the registered holders of 25% in aggregate principal amount of the outstanding debt securities of all affected series, considered as one class, have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

  (c) for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all affected series, considered as one class.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603.)

    However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508.)

Notice of Default

    The trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under "Events of Default," no notice shall be given to the registered holders until at least 75 days after the occurrence thereof. (See
Section 602.) The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

    We will furnish the trustee with an annual statement as to the compliance by the company issuing the debt security with the conditions and covenants in the indenture. (See Section 1005.)

Waiver of Default and of Compliance

    The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the registered holders of all debt securities of the series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513.)

    Compliance with certain covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

    Subject to the provisions described in the next paragraph, each of Sempra Energy and Sempra Energy Holdings will preserve its corporate existence. (See
Section 1004.)

    Sempra Energy and Sempra Energy Holdings have each agreed not to consolidate with or merge into any other entity, and Sempra Energy has agreed not to convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

  (a) the entity formed by the consolidation or into which Sempra Energy or Sempra Energy Holdings, as the case may be, is merged, or the entity which acquires or which leases the property and assets of Sempra Energy substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities (or the debt securities guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of Sempra Energy or Sempra Energy Holdings, as the case may be, under the indenture, and

  (b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing.

(See Section 801.)

    Neither the indenture nor the debt security guarantee contains any financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

    Without Registered Holder Consent. Without the consent of any registered holders of debt securities, we and the applicable trustee may enter into one or more supplemental indentures for any of the following purposes:

  (a) to evidence the succession of another entity to Sempra Energy or Sempra Energy Holdings; or

  (b) to add one or more covenants of Sempra Energy or Sempra Energy Holdings or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or to surrender any right or power conferred upon Sempra Energy or Sempra Energy Holdings; or

  (c) to add any additional events of default for all or any series of debt securities; or

  (d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders; or

  (e) to provide security for the debt securities of any series; or

  (f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture; or

  (g) to provide for the issuance of bearer securities; or

  (h) to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

  (i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities; or

  (j) to change any place or places where

     (1) we may pay principal, premium and interest,

     (2) debt securities may be surrendered for transfer or exchange, or

     (3) notices and demands to or upon Sempra Energy or Sempra Energy Holdings may be served; or

  (k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the registered holders in any material respect.

(See Section 901.)

    If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and Sempra Energy, Sempra Energy Holdings and the applicable trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

    With Registered Holder Consent. We and the trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security directly affected thereby,

  (a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

  (b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

  (c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

    A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902.)

Miscellaneous Provisions

    The indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "Satisfaction and Discharge" below, will not be deemed to be "outstanding" in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See
Section 101.)

    We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Defeasance and Covenant Defeasance

    The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

  (a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as "defeasance"; and

  (b) released from our obligations under certain covenants with respect to any series of debt securities, which we refer to as "covenant defeasance".

    One condition we must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

    The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the covenants described in the description of covenant defeasance above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

    Under current United States federal income tax law, the defeasance contemplated in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required thereafter to include in income might be different from that which would be includible in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

    Under current United States federal income tax laws, unless accompanied by other changes in the terms of the debt securities, covenant defeasance should not be treated as a taxable exchange.

Resignation and Removal of the Trustee; Deemed Resignation

    The trustee may resign at any time by giving written notice to us.

    The trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series.

    No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

    Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

    (Section 610).

Subordination

    Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If Sempra Energy's assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated debt security indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, Sempra Energy's obligation to pay principal (and premium, if any) or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal (or premium, if any), sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while Sempra Energy is in default on senior indebtedness, any payment is received by the trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before it has paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

    Due to the subordination, if Sempra Energy's assets are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated debt security indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated debt security indenture.

    If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Conversion Rights

    The terms and conditions of any debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Governing Law

    Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

                         DESCRIPTION OF SEMPRA ENERGY'S
                        COMMON STOCK AND PREFERRED STOCK

    The following description of Sempra Energy's common stock and preferred stock is only a summary and is qualified in its entirety by reference to the articles of incorporation and bylaws of Sempra Energy. Therefore, you should read carefully the more detailed provisions of Sempra Energy's Amended and Restated Articles of Incorporation, Sempra Energy's Amended and Restated Bylaws, and Sempra Energy's Rights Agreement, dated May 26, 1998, between Sempra Energy and First Chicago Trust Company of New York, as rights agent, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

    The authorized capital stock of Sempra Energy consists of (1) 750,000,000 shares of Sempra Energy common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value. As of February 27, 1999, there were issued and outstanding 240,119,972 shares of Sempra Energy common stock and no shares of Sempra Energy preferred stock. No other classes of capital stock are authorized under the Sempra Energy articles of incorporation. The issued and outstanding shares of Sempra Energy common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Sempra Energy Common Stock

    The holders of Sempra Energy common stock are entitled to receive such dividends as the Sempra Energy board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Sempra Energy preferred stock. Except as otherwise provided by law, each holder of Sempra Energy common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of Sempra Energy preferred stock. Under the Sempra Energy articles of incorporation, the Sempra Energy board of directors is classified into three classes each consisting of a number as nearly equal as possible to one-third of the total number of directors constituting the entire Sempra Energy board of directors. The holders of shares of Sempra Energy common stock are not entitled to cumulate votes for the election of directors.

    In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of Sempra Energy common stock, subject to any rights of the holders of outstanding shares of Sempra Energy preferred stock, are entitled to receive any remaining assets of Sempra Energy after the discharge of its liabilities.

    Holders of Sempra Energy common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Sempra Energy common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

    Each outstanding share of Sempra Energy common stock is accompanied by a right to purchase one one-hundredth of a share of Class A Junior Participating Preferred Stock, without par value, of Sempra Energy at a price of $80.00 per right, subject to certain anti-dilution adjustments. The Sempra Energy board of directors has reserved 7,500,000 shares of such Class A preferred stock for issuance upon exercise of the rights, as more fully discussed below under the heading "--Description of Preferred Share Purchase Rights."

    The registrar and transfer agent for the Sempra Energy common stock is First Chicago Trust Company of New York.

Preferred Stock

    The Sempra Energy board of directors is authorized, pursuant to the Sempra Energy articles of incorporation, to issue up to 50,000,000 shares of Sempra Energy preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. Currently there are no shares of Sempra Energy preferred stock outstanding. However, the Sempra Energy board of directors has reserved 7,500,000 shares of Class A preferred stock for issuance in connection with rights issued under the Sempra Energy rights agreement.

    Prior to the issuance of shares of each series of preferred stock, the board of directors is required to adopt resolutions and file a certificate of determination with the Secretary of State of the State of California. The certificate of determination will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

  (a) the title and stated value of the preferred stock;

  (b) voting rights, if any, of the preferred stock;

  (c) any rights and terms of redemption (including sinking fund provisions);

  (d) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

  (e) whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

  (f) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

  (g) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

  (h) the provision for redemption, if applicable, of the preferred stock;

  (i) the provisions for a sinking fund, if any, for the preferred stock;

  (j) liquidation preferences;

  (k) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

  (l) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

    All shares of preferred stock will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

    In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of preferred stock being offered:

  (a) the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

  (b) the procedures for any auction and remarketing, if any, for the preferred stock;

  (c) any listing of the preferred stock on any securities exchange; and

  (d) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock.


Rank

    Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

  (a) senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

  (b) on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

  (c) junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

Description of Preferred Share Purchase Rights

    On May 26, 1998, the Sempra Energy board of directors adopted a preferred share purchase rights plan providing that one preferred share purchase right will attach to each share of Sempra Energy common stock. The description and terms of the rights are set forth in a rights agreement, dated as of May 26, 1998, by and between Sempra Energy and First Chicago Trust Company of New York, as rights agent. The purchase rights have an anti-takeover effect that is intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a fair price to all Sempra Energy shareholders. The purchase rights may cause substantial dilution to any party that may attempt to acquire Sempra Energy on terms not approved by the Sempra Energy board of directors. However, the purchase rights are structured in a way so as not to interfere with any negotiated merger or other business combination. The rights will expire on May 31, 2008. Until a right is exercised, the holder of the right will have no rights as a shareholder of Sempra Energy beyond those rights afforded to existing shareholders, including the right to vote or to receive dividends.

    The rights are designed to assure that all of Sempra Energy's shareholders receive fair and equal treatment in the event of any proposed takeover of Sempra Energy and to guard against partial tender offers, open market accumulations and other abusive tactics that may be deployed to gain control of Sempra Energy without a control premium paid to all shareholders. Any time prior to the first date that a person or group has become an "acquiring person" as defined in the rights agreement, the rights should not interfere with any merger or other business combination as long as it is approved by the Sempra Energy board of directors.

Anti-Takeover Provisions

    The Sempra Energy articles of incorporation and bylaws contain provisions that may have the effect of discouraging persons from acquiring large blocks of Sempra Energy stock or delaying or preventing a change in control of Sempra Energy. The material provisions which may have such an effect are:

  (a) classification of the Sempra Energy board of directors into three classes with the term of only one class expiring each year;

  (b) a provision permitting the Sempra Energy board of directors to make, amend or repeal the Sempra Energy bylaws;

  (c) authorization for the Sempra Energy board of directors to issue Sempra Energy preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters);

  (d) a provision that shareholders may take action only at annual or special meetings or by unanimous written consent in lieu of a meeting;

  (e) advance notice procedures with respect to nominations of directors or proposal other than those adopted or recommended by the Sempra Energy board of directors; and

  (f) provisions permitting amendment of certain of these provisions only by an affirmative vote of the holders of at least two-thirds of the outstanding shares of Sempra Energy common stock entitled to vote.

    Some acquisitions of Sempra Energy's outstanding voting shares would also require approval of the SEC under the Public Utility Holding Company Act of 1935 and of various state and foreign regulatory authorities.

                      DESCRIPTION OF PREFERRED SECURITIES

General

    Each Declaration authorizes the regular trustees to issue on behalf of each trust one series of preferred securities which will have the terms described in a prospectus supplement. The proceeds from the sale of a trust's preferred and common securities will be used by the trust to purchase a series of subordinated debt securities issued by Sempra Energy. The subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred and common securities.

    Under each preferred securities guarantee, Sempra Energy will agree to make payments of distributions and payments on redemption or liquidation with respect to a trust's preferred securities, but only to the extent the trust has funds available to make those payments and has not made the payments. See "Description of Preferred Securities Guarantees."

    The assets of a trust available for distribution to the holders of its preferred securities will be limited to payments from Sempra Energy under the series of subordinated debt securities held by the trust. If Sempra Energy fails to make a payment on the subordinated debt securities, the trust will not have sufficient funds to make related payments, including distributions, on its preferred securities.

    Each preferred securities guarantee, when taken together with Sempra Energy's obligations under the related series of subordinated debt securities, the subordinated indenture and the related Declaration, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by a trust.

    Each Declaration will be qualified as an indenture under the Trust Indenture Act. Each property trustee will act as indenture trustee for the preferred securities to be issued by the applicable trust, in order to comply with the provisions of the Trust Indenture Act.

    Each series of preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and the other preferred, deferred or other special rights or other restrictions as described in the relevant Declaration or made part of the Declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the subordinated debt securities held by the trust.

    The prospectus supplement relating to the preferred securities of a trust will describe the specific terms of the preferred securities, including:

  (a) the name of the preferred securities;

  (b) the dollar amount and number of securities issued;

  (c) any provision relating to deferral of distribution payments;

  (d) the annual distribution rate(s) (or method of determining the rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

  (e) the date from which distributions shall be cumulative;

  (f) the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

  (g) the terms and conditions, if any, upon which the applicable series of subordinated debt securities may be distributed to holders of the preferred securities;

  (h) the voting rights, if any, of holders of the preferred securities;

  (i) any securities exchange on which the preferred securities will be listed;

  (j) whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates and, if so, the depository for the global certificates and the specific terms of the depositary arrangements; and

  (k) any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

    Each prospectus supplement will describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the series of preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

    Unless otherwise specified in an applicable prospectus supplement, each Declaration states that the related trust shall be dissolved:

  (a) on the expiration of the term of the trust;

  (b) upon the bankruptcy of Sempra Energy;

  (c) upon the filing of a certificate of dissolution or its equivalent with respect to Sempra Energy;

  (d) after obtaining the consent of at least a majority in liquidation amount of the preferred and common securities of the trust, voting together as a single class;

  (e) 90 days after the revocation of the articles of incorporation of Sempra Energy (but only if the articles of incorporation are not reinstated during that 90-day period);

  (f) upon the distribution of the related subordinated debt securities directly to the holders of the preferred and common securities of the trust;

  (g) upon the redemption of all of the common and preferred securities of the trust; or

  (h) upon entry of a court order for the dissolution of Sempra Energy, or the trust.

    Unless otherwise specified in an applicable prospectus supplement, in the event of a dissolution, after the trust satisfies (whether by payment or reasonable provision for payment) all amounts owed to creditors, the holders of the preferred and common securities will be entitled to receive:

  (a) cash equal to the aggregate liquidation amount of each preferred and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

  (b) subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the preferred and common securities are distributed to the holders of the preferred and common securities.

    If the trust cannot pay the full amount due on its preferred and common securities because insufficient assets are available for payment, then the amounts payable by the trust on its preferred and common securities shall be paid pro rata. However, if an event of default under the related Declaration has occurred, the total amounts due on the preferred securities will be paid before any distribution on the common securities.

Declaration Events of Default

    An event of default under the subordinated indenture relating to a series of subordinated debt securities is an event of default under the Declaration of the trust that owns these subordinated debt securities (a "Declaration event of default"). See "Description of Debt Securities--Events of Default."

    Sempra Energy and the regular trustees of a trust must file annually with the property trustee for the trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related Declaration.

    Upon the occurrence of a Declaration event of default, the property trustee of the applicable trust, as the sole holder of the subordinated debt securities held by the trust, will have the right under the subordinated indenture to declare the principal of, premium, if any, and interest on the subordinated debt securities to be immediately due and payable.

    If a property trustee fails to enforce its rights under the related Declaration or the subordinated indenture, any holder of the preferred securities issued by the related trust may, to the fullest extent permitted by law and subject to the terms of the Declaration and the subordinated indenture, sue Sempra Energy, or seek other remedies, to enforce the property trustee's rights under the Declaration or the subordinated indenture without first instituting a legal proceeding against the property trustee or any other person.

    If Sempra Energy fails to pay principal, premium, if any, or interest on a series of subordinated debt securities when payable, then a holder of the related preferred securities issued by a trust which owns the notes may directly sue Sempra Energy or seek other remedies to collect its pro rata share of payments owed.

Consolidation, Merger or Amalgamation of the Trusts

    A trust may not consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body ("Merger Event"), except as described below or as described in "Liquidation Distribution Upon Dissolution." A trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its preferred and common securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by another trust, if:

  (a) the successor entity either

     (1) assumes all of the obligations of the trust relating to its preferred and common securities; or

     (2) substitutes for the trust's preferred and common securities other securities substantially similar to the preferred and common securities ("successor securities"), so long as the successor securities rank the same as the preferred and common securities for distributions and payments upon liquidation, redemption and otherwise;

  (b) Sempra Energy acknowledges a trustee of the successor entity who has the same powers and duties as the property trustee of the trust as the holder of the particular series of subordinated debt securities;

  (c) the preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other organization that the preferred securities are then listed;

  (d) the Merger Event does not cause its preferred securities or successor securities to be downgraded by any national rating agency;

  (e) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its preferred and common securities or successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity);

  (f) the successor entity has a purpose substantially identical to that of the trust;

  (g) prior to the Merger Event, Sempra Energy has received an opinion of counsel from a nationally recognized law firm stating that:

     (1) the Merger Event does not adversely affect the rights of the holders of the trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity); and

     (2) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

  (h) Sempra Energy guarantees the obligations of the successor entity under the successor securities in the same manner as in the applicable preferred securities guarantee and the guarantee of the common securities for the trust.

    In addition, unless all of the holders of the preferred and common securities approve otherwise, a trust shall not consolidate, amalgamate, merge with or into, convert into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the transaction would cause the trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declarations

    The holders of preferred securities have no voting rights except as discussed under "--Consolidation, Merger or Amalgamation of the Trusts" and "Description of the Preferred Securities Guarantees--Amendments and Assignment," and as otherwise required by law and the Declaration for the trust.

    A Declaration may be amended if approved by a majority of the regular trustees of the applicable trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect:

  (a) any action that would adversely affect the powers, preferences or special rights of the trust's preferred and common securities, whether by way of amendment to the Declaration or otherwise; or

  (b) the dissolution, winding-up or termination of the trust other than pursuant to the terms of its Declaration,

then the holders of the trust's preferred and common securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by at least a majority in liquidation amount of the preferred and common securities affected by the amendment or proposal.

    If any amendment or proposal referred to in clause (a) above would adversely affect only the preferred securities or the common securities of a trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class.

    No amendment may be made to a Declaration if the amendment would:

  (a) cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  (b) adversely affect the powers, liabilities or duties of the property trustee or the Delaware trustee; or

  (c) cause the related trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

    The holders of a majority in aggregate liquidation amount of the preferred securities of each trust have the right to:

  (a) direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the trust; or

  (b) direct the exercise of any trust or power conferred upon the property trustee under that trust's Declaration, including the right to direct the property trustee, as the holder of a series of subordinated debt securities, to:

     (1) exercise the remedies available under the subordinated indenture with respect to the subordinated debt securities;

     (2) waive any event of default under the subordinated indenture that is waivable; or

     (3) cancel an acceleration of the principal of the subordinated debt securities.

    However, if the subordinated indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of subordinated debt securities (a "super-majority"), then the property trustee for the series must get approval of the holders of a super-majority in liquidation amount of the series of preferred securities.

    In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the trust will continue to be classified as a grantor trust for United States federal income tax purposes.

    The property trustee of a trust will notify all preferred securities holders of the trust of any notice received from the trustee of the subordinated indenture with respect to the subordinated debt securities held by the trust.

    As described in each Declaration, the property trustee may hold a meeting to have preferred securities holders vote on a change or have them approve the change by written consent.

    If a vote of preferred securities holders is taken or a consent is obtained, any preferred securities that are owned by Sempra Energy or any of its affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means:

  (a) Sempra Energy and any of its affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of preferred securities; and

  (b) any preferred securities owned by Sempra Energy or any of its affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Removal and Replacement of Trustees

    Only the holder of a trust's common securities has the right to remove, or replace the regular trustees and, prior to an event of default, property and Delaware trustees of the trust. If an event of default occurs, only the holders of a trust's preferred securities have the right to remove or replace the property and Delaware trustees. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Declaration for the trust.

Information Concerning the Property Trustees

    For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of a Declaration event of default under the applicable trust, undertakes to perform only the duties as are specifically set forth in the applicable Declaration and, upon a Declaration event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable Declaration at the request of any holder of preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the preferred securities will not be required to offer an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following a Declaration event of default.

Miscellaneous

    The regular trustees of each trust are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  (a) it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  (b) it will be classified as a grantor trust for United States federal income tax purposes; and

  (c) the subordinated debt securities held by it will be treated as indebtedness of Sempra Energy for United States federal income tax purposes.

    Sempra Energy and the regular trustees of a trust are authorized to take any action (so long as it is consistent with applicable law or the applicable certificate of trust or Declaration) that Sempra Energy and the regular trustees of the trust determine to be necessary or desirable for such purposes.

    Registered holders of preferred securities have no preemptive or similar rights.

    A trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

Governing Law

    Each Declaration and the related preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

General

    Sempra Energy will execute a preferred securities guarantee, which benefits the holders of preferred securities, at the time that a trust issues those preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee ("preferred securities guarantee trustee") under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act.

    The preferred securities guarantee trustee will hold each preferred securities guarantee for the benefit of the preferred securities holders of the applicable trust.

    Sempra Energy will irrevocably agree, as described in each preferred securities guarantee, to pay in full, to the holders of the preferred securities issued by the applicable trust, the preferred securities guarantee payments (as defined below) (except to the extent previously paid), when and as due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments, to the extent not paid by a trust ("preferred securities guarantee payments"), will be covered by the applicable preferred securities guarantee:

    (a) any accrued and unpaid distributions required to be paid on the applicable preferred securities, to the extent that the trust has funds available to make the payment;

    (b) the redemption price, to the extent that the trust has funds available to make the payment; and

    (c) upon a voluntary or involuntary dissolution and liquidation of the trust (other than in connection with a distribution of subordinated debt securities to holders of the preferred securities or the redemption of all the preferred securities), the lesser of:

       (1) the aggregate of the liquidation amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred security to the date of payment, to the extent the trust has funds available to make the payment; and

       (2) the amount of assets of the trust remaining available for distribution to holders of its preferred securities upon a dissolution and liquidation of the trust.

    Sempra Energy's obligation to make a preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

    No single document executed by Sempra Energy relating to the issuance of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sempra Energy's obligations under the subordinated indenture, the subordinated debt securities and the applicable preferred securities guarantee and Declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

Status of the Preferred Securities Guarantees

    Each preferred securities guarantee will constitute an unsecured obligation of Sempra Energy and will rank:

    (a) subordinate and junior in right of payment to all of Sempra Energy's other liabilities (except any guarantee now or hereafter issued by Sempra Energy in respect of any preferred or preference stock of any of its affiliates);

    (b) equal with any guarantee now or hereafter issued by Sempra Energy in respect of the most senior preferred or preference stock now or hereafter issued by Sempra Energy, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its affiliates; and

    (c) senior to Sempra Energy's common stock.

    Each Declaration will require that the holder of preferred securities accept the subordination provisions and other terms of the preferred securities guarantee. Each preferred securities guarantee will constitute a guarantee of payment and not of collection (in other words the holder of the guaranteed security may sue Sempra Energy, or seek other remedies, to enforce its rights under the preferred securities guarantee without first suing any other person or entity). A preferred securities guarantee will not be discharged except by payment of the preferred securities guarantee payments in full to the extent not previously paid or upon distribution to the applicable preferred securities holders of the corresponding series of subordinated debt securities pursuant to the appropriate Declaration.

Amendments and Assignment

    Except with respect to any changes which do not adversely affect the rights of holders of a series of preferred securities in any material respect (in which case no consent of the holders will be required), a preferred securities guarantee may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the preferred securities (excluding any the preferred securities held by Sempra Energy or any of its affiliates). A description of the way to obtain any approval is described under "Description of the Preferred Securities--Voting Rights; Amendment of Declarations." All guarantees and agreements contained in a preferred securities guarantee will be binding on Sempra Energy's successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable preferred securities.

Preferred Securities Guarantee Events of Default

    An event of default under a preferred securities guarantee occurs if Sempra Energy fails to make any of its required payments or perform its obligations under the preferred securities guarantee.

    The holders of at least a majority in aggregate liquidation amount of the preferred securities relating to each preferred securities guarantee (excluding any preferred securities held by Sempra Energy or any of its affiliates) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee relating to the preferred securities guarantee or to direct the exercise of any trust or power given to the preferred securities guarantee trustee under the preferred securities guarantee.

Information Concerning the Preferred Securities Guarantee Trustees

    The preferred securities guarantee trustee under a preferred securities guarantee, other than during the occurrence and continuance of a default under the preferred securities guarantee, will perform only the duties that are specifically described in the preferred securities guarantee. After such a default, the preferred securities guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, a preferred securities guarantee trustee is under no obligation to exercise any of its powers as described in the applicable preferred securities guarantee at the request of any holder of covered preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantees

    Each preferred securities guarantee will terminate once the applicable preferred securities are paid in full or upon distribution of the corresponding series of subordinated debt securities to the holders of the preferred securities. Each preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

Governing Law

    The preferred securities guarantees will be governed by and construed in accordance with the laws of the State of New York.

Relationship Among Preferred Securities, Preferred Securities Guarantees and Subordinated Debt Securities Held By Each Trust

    Payments of distributions and redemption and liquidation payments due on each series of preferred securities (to the extent the applicable trust has funds available for the payments) will be guaranteed by Sempra Energy to the extent described under "Description of the Preferred Securities Guarantees." No single document executed by Sempra Energy in connection with the issuance of any series of preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of Sempra Energy's obligations under the applicable preferred securities guarantee, Declaration, subordinated indenture and subordinated debt securities that has the effect of providing a full, irrevocable and unconditional guarantee of a trust's obligations under its preferred securities.

    As long as Sempra Energy makes payments of interest and other payments when due on the subordinated debt securities held by a trust, the payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the preferred securities issued by that trust, primarily because:

    (a) the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the preferred and common securities;

    (b) the interest rate and interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

    (c) Sempra Energy shall pay for any and all costs, expenses and liabilities of each trust except the trust's obligations under its preferred securities (and Sempra Energy has agreed to guarantee such payment); and

    (d) each Declaration provides that the related trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    If and to the extent that Sempra Energy does not make payments on the subordinated debt securities, the trust will not have funds available to make payments of distributions or other amounts due on its preferred securities. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, you may directly sue Sempra Energy or seek other remedies to collect your pro rata share of payments owed. If you sue Sempra Energy to collect payment, then Sempra Energy will assume your rights as a holder of preferred securities under the trust's Declaration to the extent Sempra Energy makes a payment to you in any legal action.

    A holder of any preferred security may sue Sempra Energy, or seek other remedies, to enforce its rights under the applicable preferred securities guarantee without first suing the applicable preferred securities guarantee trustee, the trust which issued the preferred security or any other person or entity.

                                    EXPERTS

    The consolidated financial statements, the related financial statement schedule and the supplemental schedule of summarized financial information as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 VALIDITY OF THE SECURITIES AND THE GUARANTEES

    John R. Light, Esq., Executive Vice President and General Counsel of Sempra Energy will pass upon the validity of the securities and the guarantees. Richards, Layton & Finger, P.A., special Delaware counsel to Sempra Energy and the trusts, will pass upon certain matters of Delaware law relating to the validity of the preferred securities. Latham & Watkins, Los Angeles, will pass upon the validity of the securities and the guarantees for any underwriters or agents.

                              PLAN OF DISTRIBUTION

    We may sell the securities described in this prospectus from time to time in one or more transactions

    (a) to purchasers directly;

    (b) to underwriters for public offering and sale by them;

    (c) through agents;

    (d) through dealers; or

    (e) through a combination of any of the foregoing methods of sale.

    We may distribute the securities from time to time in one or more transactions at:

    (a) a fixed price or prices, which may be changed;

    (b) market prices prevailing at the time of sale;

    (c) prices related to such prevailing market prices; or

    (d) negotiated prices.

 Direct Sales

    We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

 To Underwriters

    The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Merrill Lynch & Co., Morgan Stanley Dean Witter and Salomon Smith Barney Inc. may be involved in any at the market offering of equity securities by or on our behalf.

    Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

    Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

 Through Agents and Dealers

    We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

    If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

 Delayed Delivery Contracts

    If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable Prospectus Supplement.

    The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

 General Information

    Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

    Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

    Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange. The securities will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities.

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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the QUIPS offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Forward-Looking Statements...............................................  S-2
Summary Information--Q&A.................................................  S-3
Recent Developments......................................................  S-6
Risk Factors.............................................................  S-8
Accounting Treatment..................................................... S-11
Use of Proceeds.......................................................... S-12
Capitalization........................................................... S-13
Ratio of Sempra Energy Earnings to Combined Fixed Charges................ S-14
Summary Historical Condensed Consolidated Financial Information.......... S-15
Summary Unaudited Condensed Consolidated Pro Forma Financial
 Information............................................................. S-17
Description of the Series A QUIPS........................................ S-22
Description of the Series A QUIDS........................................ S-32
Book-Entry Issuance...................................................... S-44
Material United States Federal Income Tax Considerations................. S-47
Underwriting............................................................. S-53
Legal Matters............................................................ S-55
Independent Accountants.................................................. S-55

                                  Prospectus

About This Prospectus....................................................    1
Forward-Looking Statements...............................................    2
Where You Can Find More Information......................................    2
Sempra Energy............................................................    4
Sempra Energy Holdings...................................................    4
The Trusts...............................................................    5
Use of Proceeds..........................................................    6
Ratio of Sempra Energy Earnings to Fixed Charges and Preferred Stock
 Dividends...............................................................    6
Description of Securities................................................    7
Description of Debt Securities...........................................    7
Description of Sempra Energy's Common Stock and Preferred Stock..........   18
Description of Preferred Securities......................................   22
Description of Preferred Securities Guarantees...........................   28
Experts..................................................................   31
Validity of the Securities and the Guarantees............................   31
Plan of Distribution.....................................................   31

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                        8,000,000 Preferred Securities

                         Sempra Energy Capital Trust I

                          8.90% Cumulative Quarterly
                Income Preferred Securities, Series A (QUIPSSM)

                      (Liquidation Amount $25 per QUIPS)

         Fully and unconditionally guaranteed, as described herein, by

                                 Sempra Energy

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                             Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                          Morgan Stanley Dean Witter
                             Salomon Smith Barney

                         Electronic Syndicate Managers
                          Charles Schwab & Co., Inc.
                           PaineWebber Incorporated
                             Prudential Securities

                      Representatives of the Underwriters

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